                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                          FORM 8-K/A - AMENDMENT NO. 1

                                 CURRENT REPORT

                        PURSUANT TO SECTION 13 or 15(d)

                     OF THE SECURITIES EXCHANGE ACT OF 1934



      Date of report (Date of earliest event reported):   AUGUST 29, 1995
                                                          ---------------


                            FIRST BANK SYSTEM, INC.
                            -----------------------
             (Exact name of registrant as specified in its charter)


     DELAWARE                          1-6880               41-0255900
- ----------------------------        ------------        -------------------
(State or other jurisdiction        (Commission          (I.R.S. Employer
      of Incorporation)             File Number)        Identification No.)


601 SECOND AVENUE SOUTH, MINNEAPOLIS, MINNESOTA                55402
- -----------------------------------------------                -----
   (Address of principal executive offices)                  (Zip Code)


      Registrant's telephone number, including area code:     612-973-1111
                                                              ------------


                                 NOT APPLICABLE
                                 --------------
         (Former name or former address, if changed since last report)

The undersigned registrant hereby amends its Current Report on Form 8-K filed on August 18, 1995, to add a new Item 7(a) and (b) incorporating the historical financial statements of FirsTier Financial, Inc. ("FFI") and Pro Forma Financial Information as set forth in the pages attached hereto:

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

        (a) Financial Statements of FirsTier Financial, Inc.

              Management's Discussion and Analysis

              Selected Guide III disclosures

              Consolidated Balance Sheets as of December 31, 1994 and December 31, 1993

              Consolidated Statements of Income for the years ended December 31, 1994, 1993 and 1992

              Consolidated Statements of Stockholders' Equity for the years ended December 31, 1994, 1993 and 1992

              Consolidated Statements of Cash Flows for the years ended December 31, 1994, 1993 and 1992

              Notes to Consolidated Financial Statements for the years ended December 31, 1994, 1993 and 1992

              Report of Independent Public Accountants

              Consolidated Condensed Balance Sheets -- June 30, 1995 and December 31, 1994 (unaudited)

              Consolidated Statements of Income -- Six months ended June 30, 1995 and 1994 (unaudited)

              Consolidated Statements of Retained Earnings -- Six months ended June 30, 1995 and 1994 (unaudited)

              Consolidated Statements of Cash Flows -- Six months ended June 30, 1995 and 1994 (unaudited)

              Notes to Consolidated Financial Statements -- June 30, 1995 (unaudited)

        (b) Pro Forma Financial Information

              Unaudited Pro Forma Combined Balance Sheet at June 30, 1995

              Unaudited Pro Forma Combined Statements of Income -- Six months ended June 30, 1995 and Year Ended December 31, 1994

              Notes to Unaudited Pro Forma Combined Financial Statements

        (c) Exhibits

              23.1 Consent of Arthur Andersen LLP

                               HISTORICAL REVIEW

                                                  Years Ended December 31,
                                       1994      1993        1992       1991       1990*
                                       ----      ----        ----       ----       -----
YEAR-END CONSOLIDATED SUMMARY
Assets                              $3,539,987  3,399,740  3,302,327  3,113,170  3,076,329
Cash and due from banks                251,756    221,823    295,533    304,224    341,334
Investment securities                  692,457  1,034,720    960,913    802,763    675,955
Securities available for sale          245,267        --         --         --         --
Loans and leases, net                2,096,017  1,898,426  1,824,716  1,739,565  1,758,251

Deposits                             2,814,826  2,720,835  2,776,018  2,552,471  2,582,791
  Non-interest bearing                 560,025    540,767    576,664    499,671    506,229
  Interest bearing                   2,254,801  2,180,068  2,199,354  2,052,800  2,076,562

Short-term borrowings                  170,090    235,075    169,137    220,363    215,620
Federal Home Loan Bank borrowings      150,000     59,025     23,430     25,000        --
Long-term debt                          12,193     12,707      9,764     27,549     34,957
Stockholders' equity                   342,233    325,924    284,372    247,511    205,571

Cash dividends declared per share        $0.98       0.60       0.43       0.39       0.40
Dividends as a percent of net income     35.72%     22.26%     18.60%     20.89%    262.50%
Price/Earnings Multiple                  11.76      12.34      13.11       9.91      63.30
Book value per share                    $18.53      17.30      15.09      13.22      11.97
Equity to asset ratio (averages)          9.90       9.31       8.51       7.68       7.49

AVERAGE BALANCES - BANKS ONLY
Demand deposits
  Commercial and personal              380,092    368,776    347,538    328,256    305,589
  Banks                                102,419    120,270    121,856    100,112    111,517
  Other                                 21,429     40,544     26,502     23,355     19,913
    Total demand deposits              503,940    529,590    495,896    451,723    437,019

Interest bearing deposits
  Savings and interest checking        898,809    908,961    878,497    800,733    706,950
  Time                               1,312,490  1,275,633  1,232,981  1,294,040  1,235,223
    Total interest bearing deposits  2,211,299  2,184,594  2,111,478  2,094,773  1,942,173
    Total deposits                   2,715,239  2,714,184  2,607,374  2,546,496  2,379,192

Loans and leases                     2,010,401  1,860,666  1,765,013  1,789,054  1,648,002
Securities                           1,019,263  1,022,008    910,100    749,125    611,748
Net borrowed (sold) funds              131,004    110,125     44,542      9,211    (38,163)


* Due to the insignificant impact of Cornerstone Bank Group, Inc. on 1990 financial information, amounts presented for 1990 are not restated to include Cornerstone Bank Group, Inc.

                               HISTORICAL REVIEW

                                                                      Years Ended December 31,
                                                         ------------------------------------------------
STATEMENTS OF INCOME - CONSOLIDATED                        1994      1993      1992      1991      1990*
                                                         --------   -------   -------   -------   -------
                                                                        ($ in thousands)
INTEREST INCOME
  Interest and fees on loans and leases
    Taxable............................................. $159,378   147,831   148,786   174,897   169,625
    Nontaxable..........................................    2,561     3,204     4,334     5,154     6,342
  Interest on securities
    Taxable.............................................   44,315    52,702    54,322    52,157    45,607
    Nontaxable..........................................   20,484    16,943    13,213     9,357     8,028
  Interest on federal funds sold and resale agreements..    4,766     3,146     4,463     9,997    18,520
                                                        --------------------------------------------------
    Total interest income...............................  231,504   223,826   225,118   251,562   248,122

INTEREST INCOME
  Interest on deposits..................................   82,114    83,642    95,441   129,063   136,812
  Interest on short-term and FHLB borrowings............   13,837     6,338     5,277     9,304    13,982
  Interest on long-term debt............................    1,221     2,001     2,696     4,377     4,363
                                                        --------------------------------------------------
    Total interest expense..............................   97,172    91,981   103,414   142,744   155,157
                                                        --------------------------------------------------
    Net interest income.................................  134,332   131,845   121,704   108,818    92,965
  Provision for loan and lease losses...................     (209)    5,441     9,705    10,722    27,060
                                                        --------------------------------------------------
    Net interest income after provision for loan
      and lease losses..................................  134,541   126,404   111,999    98,096    65,905
                                                        --------------------------------------------------

NON-INTEREST INCOME
  Trust services........................................   16,122    17,552    17,961    18,310    16,103
  Service charges on deposit accounts...................   15,612    15,994    15,028    14,152    10,519
  Credit card fees......................................    9,622     9,423     8,975    10,665    11,777
  Investment securities gains (losses), net.............   (3,721)      233       809       718       130
  Other.................................................   14,376    15,780    13,916    10,680     7,589
                                                        --------------------------------------------------
    Total non-interest income...........................   52,011    58,982    56,689    54,525    46,118
                                                        --------------------------------------------------

NON-INTEREST EXPENSE
  Salaries and benefits.................................   53,754    52,251    49,925    50,190    40,264
  Premises and equipment................................   16,784    15,984    15,423    16,097    16,002
  Data processing fees..................................    5,481     5,749     5,839     6,092     7,945
  Credit card processing expense........................    5,821     4,769     4,161     5,388     5,111
  Net cost of operation of other real estate owned......      740       506       357       449     9,233
  Loss on abandoned property............................        -       184     1,408       460     3,773
  Amortization of goodwill..............................    1,697     1,588     1,537     1,119     6,079
  Other.................................................   33,797    34,408    30,436    27,219    21,833
                                                        --------------------------------------------------
    Total non-interest expense..........................  118,074   115,439   109,086   107,014   110,240
                                                        --------------------------------------------------
    Income before income tax expense....................   68,478    69,947    59,602    45,607     1,783
  Income tax expense....................................   17,571    18,769    16,127    11,007      (846)
                                                        --------------------------------------------------
    Net income.......................................... $ 50,907    51,178    43,475    34,600     2,629
                                                        ==================================================

PER SHARE (BASED ON AVERAGE SHARES OUTSTANDING)
    Net income..........................................    $2.69      2.68      2.30      1.85      0.15
                                                        ==================================================

PERCENTAGES (BASED ON AVERAGE DAILY BALANCES)
     Net income as a percent of:
        Total assets....................................     1.47%     1.54%     1.40%     1.14%     0.09%
        Stockholders' equity............................    14.88%    16.58%    16.41%    14.84%     1.23%
                                                        ==================================================

* Due to the insignificant impact of Cornerstone Bank Group, Inc. on 1990 financial information, amounts presented in 1990 have not been restated to include Cornerstone Bank Group, Inc.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                      ------------------------------------

     On January 3, 1995, FirsTier Financial, Inc. and subsidiaries ("FirsTier") completed its acquisition of Cornerstone Bank Group, Inc. ("Cornerstone") headquartered in Council Bluffs, Iowa. The transaction was accounted for as a pooling of interests. Accordingly, the accompanying supplemental consolidated financial information reflects the results of operations of the two companies on a combined basis for all periods presented (unless so noted due to immateriality). The following discussion should be read in conjunction with the audited Consolidated Financial Statements included herein.

                             RESULTS OF OPERATIONS

     FirsTier recorded net income of $50,907,000 or $2.69 per share in 1994 compared to $51,178,000 or $2.68 per share in 1993 and $43,475,000 or $2.30 per share in 1992.

     Net income decreased in 1994 by .5% over 1993. Key performance measures continue to compare very favorably to industry standards. Return on average assets in 1994 was 1.48% compared to 1.55% in 1993 and 1.41% in 1992. Return on average equity in 1994 was 15.03% compared to 16.76% in 1993 and 16.41% in 1992.

     Contributing to the financial results in 1994 was net interest income which increased $3,260,000 or 2.3% on a fully taxable equivalent basis from 1993 and to a reduced provision for loan and lease losses which decreased $5,650,000 or 103.8% from 1993. The reduced loan loss provision reflects a negative provision of $209,000 in 1994 contrasted to a positive provision of $5,441,000 in 1993. The negative loan loss provision reflects improvement in two significant credits in 1994 and overall improved asset quality with under-performing assets down $3,861,000 or 21.4% from 1993 and under-performing loans down $3,204,000 or 20.2% from 1993. These favorable items were partially offset by a $2.85 million charge to non-interest expense in 1994 in connection with the settlement of a lawsuit filed in 1991 against the Omaha Bank by the Federal Credit Union Administration in its capacity as liquidating agent of Franklin Credit Union which failed in 1988.

     Contributing to the favorable financial results in 1993 was increased net interest income of $9,614,000 or 7.3% on a fully taxable equivalent basis from 1992 and to a reduced provision for loan and lease losses which decreased $4,264,000 or 43.9% from 1992. Offsetting these favorable items was a charitable contribution of non-related securities with a value of $1.5 million to the FirsTier Charitable Foundation. In addition, 1993 results included a $1,303,000 increase in the loss reserve against the estimated residual value of an airplane under a financing lease.

     Financial results in 1992 included an after-tax charge to earnings of $1.5 million for the expenses associated with the early termination of a long-term building lease. Space occupied by FirsTier's data processing operation was vacated and relocated to enable the City of Lincoln to build a convention center.

                              NET INTEREST INCOME

     A major share of FirsTier's income results from the difference between interest income on earning assets, such as loans and securities, and the interest expense on liabilities used to fund those assets and is referred to as "Net Interest Income." Net interest income is affected by changes in both interest rates and the volume of earning assets and interest bearing liabilities outstanding. Net interest margin is net interest income, on a taxable equivalent basis, divided by the average earning assets. Another frequently used measure is the net interest rate spread which is the difference between the average yield earned on assets and the average rate incurred on liabilities without regard to the amounts outstanding in either category. Table 1, entitled Consolidated Average Balance Sheets/Yields and Rates, compares interest income and interest earning assets outstanding with interest cost and liabilities outstanding for the three years ended December 31, 1994.

     FirsTier's net interest income on a taxable equivalent basis grew by $3,260,000 in 1994, a 2.3% increase over 1993. The increase in 1994 was primarily attributable to the increase in average interest earning assets of 5.4% funded primarily by FHLB borrowings, offset by lower net interest margins. The net interest margin on a taxable equivalent basis for 1994 was 4.59% down 14 basis points from the 1993 interest rate margin of 4.73%.

     FirsTier's net interest income on a taxable equivalent basis grew by $9,614,000 in 1993, a 7.3% increase over 1992. The increase in 1993 was due in part to widening interest rate spreads which resulted from asset/liability management strategies to realign the balance sheet structure during a period of declining interest rates. The net interest rate spread for 1993 was 4.03% compared to 3.92% for 1992. The net interest margin on a taxable equivalent basis for 1993 was 4.73% up 2 basis points from the 1992 interest rate margin of 4.71%

     FirsTier's net interest income on a taxable equivalent basis grew by $22,304,000 in 1992, a 20.4% increase over 1991. The net interest margin on a taxable equivalent basis for 1992 was 4.71% up 46 basis points from 1991. The net interest spread increased to 3.92% from 3.37% in 1991 and an improved ratio of interest bearing liabilities to interest earning assets which decreased to 82.71% from 85.64% in 1991 also contribute to the increase in net interest income for 1992.

     Table 2 translates the dollar increases in taxable equivalent net margin into (1) changes due to volume or (2) changes due to average yields on earning assets and average rates on interest bearing liabilities and shows the income impact of balance sheet changes which occurred during 1994 and the changes in interest income is primarily the result of favorable changes in the volume mix of earning assets offset by increased FHLB borrowings.


                              NON-INTEREST INCOME

     Non-interest income decreased $6,971,000 or 11.8% and totalled $52,011,000 in 1994 compared to $58,982,000 in 1993 and $56,689,000 in 1992. The table below shows the dollar amounts and percentage changes of the components of non-interest income.

        TABLE 1: CONSOLIDATED AVERAGE BALANCE SHEETS/YIELDS AND RATES (Taxable Equivalent Basis)

                                                                        Years ended December 31,
                                      --------------------------------------------------------------------------------------------
                                                 1994                            1993                            1992
                                      ----------------------------    ----------------------------    ----------------------------
                                                 Interest  Average               Interest  Average               Interest  Average
                                      Average     Income/  Yields/    Average     Income/  Yields/    Average     Income/  Yields/
                                      Balances    Expense   Rates     Balances    Expense   Rates     Balances    Expense   Rates
                                      ---------  --------  -------    ---------  --------  -------    ---------  --------  -------
ASSETS

Securities                            1,019,263   73,703    7.23%     1,022,008   77,368    7.57%       910,100   75,424    8.29%
Federal funds sold and securities
  purchased under resale agreements     106,225    5,193    4.89%       106,801    3,293    3.08%       123,690    4,566    3.69%
Loans and leases, gross               2,010,401  163,429    8.13%     1,860,666  152,929    8.22%     1,765,471  158,156    8.96%
                                      ---------  -------              ---------  -------              ---------  -------
  Total earning assets                3,135,889  242,325    7.73%     2,989,475  233,590    7.81%     2,799,261  238,146    8.51%
Other nonearning assets                 309,995                         327,088                         316,156
                                      ---------                       ---------                       ---------
  Total assets                        3,445,884  242,325              3,316,563  233,590              3,115,417  238,146
                                      =========  =======              =========  =======              =========  =======


LIABILITIES AND STOCKHOLDERS' EQUITY

Interest bearing deposits
  Savings and interest checking         898,809   19,309    2.15%       908,961   21,180    2.33%       878,497   27,195    3.10%
  Time deposits                       1,312,490   62,806    4.79%     1,275,633   62,462    4.90%     1,232,981   71,043    5.76%
                                      ---------  -------              ---------  -------              ---------  -------
    Total interest bearing deposits   2,211,299   82,115    3.71%     2,184,594   83,642    3.83%     2,111,478   98,238    4.65%
Short-term borrowings                   210,753    8,396    3.98%       197,005    5,260    2.67%       168,232    5,186    3.08%
Federal Home Loan Bank Borrowings       122,705    5,886    4.80%        40,109    1,974    4.92%        20,425    1,337    6.55%
Capitalized leases                       10,128      972    9.60%        10,370      994    9.59%        10,597    1,014    9.57%
Long-term debt                            2,335      249   10.66%         2,586      273   10.56%         4,628      538   11.62%
                                      ---------  -------              ---------  -------              ---------  -------
  Total interest bearing funds        2,557,220   97,618    3.82%     2,434,664   92,143    3.78%     2,315,360  106,313    4.59%
Demand deposits                         503,940                         529,591                         495,897
Other non-interest bearing funds         46,158                          43,622                          39,172
Stockholders' equity                    338,566                         308,686                         264,988
                                      ---------                       ---------                       ---------

  Total liabilities and
    stockholders' equity              3,445,884   97,618              3,316,563   92,143              3,115,417  106,313
                                      =========  =======              =========  =======              =========  =======

Net interest margin on
   a Taxable Equivalent Basis                    144,707    4.61%                141,447    4.73%                131,833    4.71%
                                                 =======   ======                =======   ======                =======   ======

Net interest rate spread                                    3.91%                           4.03%                           3.92%
                                                           ======                          ======                          ======

Interest bearing liabilities to
   interest earning assets                                 81.55%                          81.44%                          82.71%
                                                           ======                          ======                          ======

               TABLE 2: ANALYSIS OF NET INTEREST INCOME CHANGES
(TAXABLE EQUIVALENT BASIS)

                                                            1994 vs. 1993                       1993 vs. 1992
                                                       ------------------------            ------------------------
                                                                Yield/                              Yield/
                                                       Volume    Rate     Total            Volume    Rate     Total
                                                       ------   ------   ------            ------   ------   ------
INCREASE (DECREASE) IN INTEREST INCOME
Investment securities                                    (203)  (3,462)  (3,665)            8,873   (6,929)   1,944
Federal funds sold and securities purchased under
  resale agreements                                       (23)   1,923    1,900              (572)    (701)  (1,273)
Loans and leases                                       12,239   (1,739)  10,500             8,176  (13,403)  (5,227)
                                                       ------------------------            ------------------------
Total interest income change                           12,013   (3,278)   8,735            16,477  (21,033)  (4,556)
                                                       ------------------------            ------------------------

INCREASE (DECREASE) IN INTEREST EXPENSE
Savings and interest checking                            (227)  (1,644)  (1,871)              826   (6,841)  (6,015)
Time deposits                                           1,784   (1,440)     344             2,273  (10,854)  (8,581)
Short-term borrowings                                     457    2,679    3,136               828     (754)      74
Federal Home Loan Bank borrowings                       4,014     (102)   3,912             1,129     (492)     637
Capitalized leases                                        (27)       5      (22)              (22)       2      (20)
Long-term debt                                            (23)      (1)     (24)             (227)     (38)    (265)
Total interest expense change                           5,978     (503)   5,475             4,807  (18,977) (14,170)
                                                       ------------------------            ------------------------
  Increase in net interest income on a taxable
    equivalent basis                                    6,035   (2,775)   3,260            11,670   (2,056)   9,614
                                                       ========================            ========================

Note: Changes due to both volume and rate were allocated equally to each.

                                  1994               1993               1992
                           ------------------  -----------------  -----------------
                                    % Change           % Change           % Change
                                    Increase           Increase           Increase
                            Total  (Decrease)  Total  (Decrease)  Total  (Decrease)
                           ------  ----------  -----  ----------  -----  ----------
                                               ($ in thousands)
TRUST INCOME
  Personal Trusts          $11,724   (5.4)%   $12,397    3.7%    $11,951   (4.7)%
  Employee Benefits          2,505  (15.9)      2,977   (7.8)      3,229   17.8
  Corporate Trusts             635  (11.9)        721  (37.2)      1,148   (4.1)
  Real Estate Trusts           646  (15.0)        760    8.6         700  (11.5)
  Other Trusts                 612  (12.2)        697  (25.3)        933   (9.9)
                           -------  -----     -------  -----     -------  -----
  Total Trust Income        16,122   (8.1)     17,552   (2.3)     17,961   (1.9)

  Service charges
   on deposits              15,612   (2.4)     15,994    6.4      15,028    6.2
  Credit card fees           9,622    2.1       9,423    5.0       8,975  (15.8)
  Investment securi-
   ties gains (losses)      (3,721)    NM         233  (71.2)        809   12.7
  Brokerage & bond
   underwriting
   commissions               4,394  (32.4)      6,496   30.3       4,987   28.9
  Other                      9,982    7.5       9,284    4.0       8,929   31.1
                           -------  -----     -------  -----     -------  -----

   Total                   $52,011  (11.8)%   $58,982    4.0%    $56,689    4.0%
                           =======  =====     =======  =====     =======  =====

  NM - not meaningful

     Trust services income totalled $16,122,000, a decrease of $1,430,000 or 8.1% from the 1993 amount of $17,552,000. Trust services income also declined 2.3% in 1993 from 1992. The market value of assets under administration (either managed or in custody) at the end of 1994 totalled $10.4 billion up .6% from $10.3 billion in 1993. Trust assets under direct management of $2.3 billion at the end of 1994 decreased 6.4% from the 1993 total. Trust services income declined in all areas in 1994 due to continued competitive pressures to reduce fees while providing additional services. These competitive pressures combined with a declining bond market reduced the dollar amount of assets under management and the amount of fees earned.

     Service charges on deposits decreased 2.4% in 1994 following increases of 6.4% in 1993 and 6.2% in 1992. The decreased income for 1994 corresponds to commercial accounts which earned increased service charge fee credits as a result of the higher interest rate environment in 1994, which offset service charge fee income on deposits.

     Credit card fees in 1994 of $9,622,000 increased $199,000 or 2.1% following an increase of 5.0% in 1993 and a decrease of 15.8% in 1992. The increases in 1994 and 1993 were due mainly to industry interchange rate increases on merchant volume. These increases are also reflected in increased credit card processing expense which is disclosed under non-interest expense in this report. The increased merchant fee income was partially offset by a reduction in annual fee assessments which also follows industry trends. Credit card fees in 1992 of $8,975,000 decreased 15.8% from 1991 due to the loss of a large volume merchant customer in November 1991. The reduced merchant volume also results in lower interchange fees paid and reduced credit card processing expense which is included in non-interest expense.

     Investment securities losses totaled $3,721,000 in 1994 due to the sale of investments securities acquired in the Cornerstone Bank Group acquisition. Gross investment gains of $233,000 and $991,000 were realized in 1993 and 1992, respectively, and gross investment securities losses of $182,000 were realized in 1992.

     Investment Brokerage and Bond Underwriting Fees in 1994 of $4,394,000 decreased $2,102,000 or 32.4%, following increases of 30.3% in 1993 and 28.9% in 1992 due to refinancing resulting from periods of declining interest rates.

     Other non-interest income is comprised mainly of other bank service fee income and increased 7.5% in 1994 due to increased credit life and disability insurance premiums earned. In 1993 there was an increase of $355,000 or 4.0% and an increase of $2,118,000 or 31.1% in 1992, due to gains on the disposition of other assets and to increased residential loan servicing fee income.


                           OTHER NON-INTEREST EXPENSE

     Controlling expenses is essential to FirsTier's profitability. This is accomplished through maintaining optimum staffing levels, managing a comprehensive budgeting process and continuously reviewing operating systems, functions and procedures to achieve maximum operating efficiencies at all levels of the organization.

     Total non-interest expense for 1994 totalled $118,074,000 and increased $2,635,000 or 2.3% from 1993. Total non-interest expense for 1993 totalled $115,439,000 and increased $6,353,000 or 5.8% from 1992. Total non-interest expense in 1992 increased $2,072,000 or 1.9% from 1991.

     The table below illustrates the dollar amounts and growth rates of the components of non-interest expense for the years ended December 31:

                                     1994                 1993                1992
                              ------------------   ------------------   ------------------
                                       % Change             % Change             % Change
                                       Increase             Increase             Increase
                              Total   (Decrease)   Total   (Decrease)   Total   (Decrease)
                              -----   ----------   -----   ----------   -----   ----------
                                                   ($ in thousands)
Salaries and benefits        $53,754     2.9%     $52,251     4.7%     $49,925     (0.5)%
Premises and equipment        16,784     5.0       15,984     3.6       15,423     (4.2)
Data processing fees           5,481    (4.7)       5,749    (1.5)       5,839     (4.2)
Credit card processing         5,821    22.1        4,769    14.6        4,161    (22.8)
Net cost of operation of
 other real estate owned         740    46.2          506    41.7          357    (20.5)
Loss on abandoned property         0  (100.0)         184   (86.9)       1,408    206.1
Amortization of goodwill       1,697     6.9        1,588     3.3        1,537     37.4
Fees and services              5,039   (16.9)       6,067    (0.8)       6,116     21.3
Communication expense          5,137     0.4        5,117    (2.1)       5,226     (4.3)
Business promotion             6,048    18.4        5,110     8.5        4,709     41.1
FDIC insurance                 5,946      .9        5,895     2.1        5,775       .2
Other expense                 11,627    (4.8)      12,219    41.9        8,610     13.1
                            --------  ------     --------    ----     --------    -----
  Total                     $118,074     2.3%    $115,439     5.8%    $109,086      1.9
                            ========  ======     ========    ====     ========    =====

     Salaries and benefits expense of $53,754,000, which comprised 45.5% of total non-interest expense in 1994, increased $1,503,000 or 2.9% in 1994 from 1993. In 1993, salaries and benefits expense increased $2,326,000 or 4.7% from 1992. This followed a decrease of $265,000 or .5% in 1992 from 1991.

     Premises and equipment expense of $16,784,000 in 1994 increased $800,000 or 5.0% which followed an increase of $561,000 or 3.6% in 1993 from 1992, and a decrease of $674,000 or 4.2% in 1992 from 1991.

     Credit card processing expense increased $1,052,000 or 22.1% in 1994 from 1993 which is directly related to increased credit card loan balances in 1994. This increase follows an increase of $608,000 or 14.6% in 1993 from 1992, and a decrease of $1,227,000 or 22.8% in 1992 from 1991 due to the loss of a major merchant relationship in 1991.

     Business promotion expense for 1994 of $6,048,000 increased $938,000 or 18.4% from 1993 primarily due to the expansion of credit card promotional campaigns in 1994. This followed an increase of $401,000 or 8.5% in 1993 from 1992. Business promotion expense increased $1,372,000 or 41.1% in 1992 due in part to the expansion of consumer loan and FirsTier's SBA preferred lending campaigns and the promotion of retail deposits.

     The loss on abandoned property of $1,408,000 reported in 1992 includes a $1,185,000 charge for the write-off of leasehold improvements related to the move of a segment of FirsTier's data processing operation from space leased in the Cornhusker Square office complex in Lincoln, Nebraska to make room for a convention center planned by the City. A onetime charge of $1,116,000 for a settlement payment related to the early lease termination is also included in "Other" expense for 1992.

     Other expenses, which totalled $11,627,000 for 1994, decreased $592,000 or 4.8% from 1993 and include a $2,850,000 charge to non-interest expense in connection with a lawsuit filed in 1991 against the Omaha Bank by the Federal Credit Union Administration in its capacity as liquidating agent of Franklin Credit Union which failed in 1988. Other expenses for 1993 increased $3,609,000 or 41.9% due to a $1,303,000 increase in the loss reserve against the estimated residual value of an airplane under a financing lease. In addition, FirsTier made a charitable contribution of non-rated securities with a value of $1,500,000 to the FirsTier Charitable Foundation during 1993.


                                  INCOME TAXES

     FirsTier's effective tax rate was 25.7% in 1994 compared to 26.8% in 1993 and 27.1% in 1992. Federal income tax rates increased in 1993 to 35% from 34% assessed in previous years. The tax rate increase resulted in an increase in the net deferred tax assets of $292,000 with a corresponding decrease in income tax expense.

     As discussed in Note 1 of this report, FirsTier adopted SFAS No. 109, "Accounting for Income Taxes," in 1992 with no cumulative effect on income tax expense.

                              FINANCIAL CONDITION
                               CAPITAL RESOURCES

     FirsTier maintains a moderately high level of capital which serves as a solid foundation for anticipated future asset growth and promotes depositor and investor confidence. At December 31, 1994, stockholders' equity was $342,233,000 compared to $325,924,000 at December 31, 1993, an increase of $16,309,000 or 5.0%. This increase in capital resulted primarily from the retention of earnings.

     The Federal Reserve Board and other bank regulatory agencies measure capital adequacy through standardized risk-based capital guidelines which compare different levels of capital to risk-weighted assets and off-balance sheet obligations. The guidelines provided for a transitional period which ended on December 30, 1992 and allowed financial institutions to operate under more lenient capital standards. Under the final rules now in effect, all financial institutions are required to maintain a level of core capital (known as Tier 1) which must be at least 4.0% of risk-weighted assets and a minimum level of total capital which is 8.0% of risk-weighted assets. Tier 1 capital consists principally of stockholders' equity less goodwill and other intangibles, while total capital is comprised of Tier 1 capital, certain debt instruments and a portion of the allowance for loan and lease losses. As a supplement to the risk-based capital guidelines, banking regulators have also adopted a minimum ratio of Tier 1 capital to total assets (defined generally as average quarterly assets) known as the Tier 1 leverage ratio which has been set at 3.0%. The principal objective of this measure is to place a constraint on the maximum degree to which a banking organization can leverage its equity capital base.

     The Federal Reserve Board has proposed regulations which would revise the current risk-based capital guidelines to include a measurement of interest rate risk. Based on an analysis of FirsTier's current interest rate sensitivity, management feels there would be no adverse effects caused by the adoption of these new capital guidelines.

     The various capital ratios maintained by FirsTier are shown in the following table:

                                                    December 31,
                                              -----------------------
                                               1994             1993
                                              ------            -----

Tier 1 Leverage..........................      9.73%             9.46
Risk-based Capital
  Tier 1.................................     13.52             13.97
  Total..................................     14.78             15.24

                    LIQUIDITY AND INTEREST RATE SENSITIVITY

     FirsTier's asset/liability management committee is charged with the responsibility of maintaining an adequate level of liquidity and managing the risks associated with interest rate changes while sustaining stable growth in net interest income. FirsTier's basic strategy is to minimize interest rate risk through matching the repricing periods of earning assets and interest bearing liabilities.

                           RATE SENSITIVITY ANALYSIS
                             At December 31, 1994

                                                                  MATURITY OR REPRICING
                                 ----------------------------------------------------------------------------------------
                                     1-30      31-90      91-180    181-365    1 Year &  1-5 Years  Non-Rate
                                     Days       Days       Days       Days       Under              Sensitive    Total
                                     ----       ----       ----       ----       -----   ---------  ---------    -----
                                                                     ($ in thousands)
INTEREST EARNING ASSETS
  Loans and Leases                  875,383     75,551    107,146    159,360  1,217,440    625,291    306,536  2,149,267
  Securities                         26,637      9,453     13,837     41,570     91,497    387,480    458,747    937,724
  Fed funds sold and resells        119,845        --         --         --     119,845        --         --     119,845
                                 ----------------------------------------------------------------------------------------
Total interest earning assets     1,021,865     85,004    120,983    200,930  1,428,782  1,012,771    765,283  3,206,836
                                 ----------------------------------------------------------------------------------------
INTEREST BEARING LIABILITIES
  Savings and interest checking         --         --         --         --         --         --     626,473    626,473
  Money market                      248,174        --         --         --     248,174        --         --     248,174
  Time deposits                     213,625    206,190    268,373    312,472  1,000,660    374,056      5,438  1,380,154
  Short-term borrowings             170,000        --         --         --     170,000        --         --     170,000
  Fed Home Loan Bank borrowings     133,500      4,500      2,000        --     140,000        --         --     140,000
  Long-term debt                         47         99        150        305        601      2,732      8,860     12,193
                                 ----------------------------------------------------------------------------------------
Total interest bearing liab         765,346    210,789    270,523    312,777  1,559,435    376,788    640,771  2,576,994
                                 ----------------------------------------------------------------------------------------

Gap before interest rate swaps      256,519   (125,785)  (149,540)  (111,847)  (130,653)   635,983    124,512    629,842

Interest rate swaps                 (25,000)  (110,000)       --         --    (135,000)   135,000        --           0
                                 ----------------------------------------------------------------------------------------

Gap adjusted for swaps              231,519   (235,785)  (149,540)  (111,847)  (265,653)   770,983    124,512    629,842
                                 ========================================================================================

Cumulative adjusted gap             231,519     (4,266)  (153,806)  (265,653)              505,330    629,842
                                 ============================================           ======================

Cumulative gap as percentage of
interest earning assets                7.22%     -0.13%     -4.80%     -8.28%                15.76%     19.64%
                                 ============================================           ======================

     The maintenance of an adequate level of liquidity is necessary to ensure that sufficient funds are available to meet customers' loan demand and deposit withdrawals. The goal is accomplished primarily by maintaining sufficient liquid assets, along with consistent core deposit growth, to fund interest earning assets. At December 31, 1994, FirsTier had approximately $211,342,000 in securities and other short-term investments maturing within one year. Asset liquidity is also provided by the remainder of the securities portfolio. FirsTier's practice of maintaining core deposits has been the primary means of funding interest earning assets. In addition, FirsTier has utilized the FHLB as a funding source, issuing notes payable through its FHLB-member subsidiaries.

     FirsTier employs a variety of measurement techniques to identify and manage its exposure to changing interest rates. FirsTier uses simulation techniques which attempt to measure the net interest income volatility of changes in the level of interest rates, interest rate spreads, the shape of the yield curve, and changing loan and deposit growth patterns. The rate sensitivity table below shows that FirsTier is fairly well matched between repricing assets and liabilities. The rate sensitive gap is a positive $231,519,000 or 7.2% of earning assets at the one to thirty day level while the cumulative negative gap at the thirty-one to ninety day level is more balanced at a negative $4,266,000 or -.1% of earning assets. Any movement in interest rates within 90 days, either up or down, should have minimal impact on FirsTier's net interest margin.

     The committee has approved interest rate swap agreements which have a total notional amount of $135,000,000. The swaps are used as a hedge against fluctuating interest rates on floating rate loans which are funded by liabilities which reprice over longer periods. The swaps have an average remaining maturity of approximately 2 years at December 31, 1994.


                                LOANS AND LEASES

     As shown in the table below, average loans and leases increased $149,735,000 or 8.0% from 1993 and average earning assets increased $146,414,000 or 4.9% from 1993. Aggressive loan campaigns primarily account for the growth of loans in 1994. Flat loan demand in the markets served by FirsTier accounts for the low growth of loans in 1993 of 5.4% and 4.8% in 1992.

                                       Average        Loans and Leases
                     Average           Interest       As a percent of
    Year        Loans and Leases    Earning Assets     Earning Assets
   ------       ----------------    --------------    ----------------
    1994           2,010,401           3,135,889           64.11%
    1993           1,860,666           2,989,475           62.27%
    1992           1,765,471           2,799,261           63.07%


                            UNDER-PERFORMING ASSETS

     Under-performing assets consist of (1) non-accrual loans and leases on which the ultimate collectibility of the full amount of interest is uncertain, but principal is currently considered to be fully collectible, (2) loans and leases past due 90 days or more as to principal or interest, (3) loans which have been restructured because of a debtor's financial difficulties, (4) other real estate owned and (5) repossessed assets. The following table, which summarizes FirsTier's under-performing assets at December 31 reflects a decrease of $3,861,000 or 21.4% in 1994 and decreases of $10,438,000 or 36.7% in 1993 and $4,925,000 or 16.3% in 1992. The ratio of under-performing assets to loans and leases, other real estate owned and repossessed assets at the end of 1994 was only .66% which compares favorably to
 .92% for 1993 and 1.51% for 1992 and shows a marked trend of improving asset quality.

                                             1994      1993      1992
                                           --------  --------  --------
                                                 ($ in thousands)

Non-accrual loans and leases               $ 9,951   $13,842   $21,479
Loans ninety days past due and accruing      2,186     1,390     3,033
Restructured loans                             528       637     1,088
Other real estate owned                      1,308     1,904     2,641
Repossessed assets                             170       231       201
                                           -------   -------   -------
Total under-performing assets              $14,143   $18,004   $28,442
                                           =======   =======   =======
Under-performing assets as a percent
  of loan, leases, other real estate
  owned and repossessed assets                 .66%      .92%     1.51%


                          PROVISION AND ALLOWANCE FOR
                             LOAN AND LEASE LOSSES

     FirsTier provides as an expense an amount which reflects expected credit losses and is called the provision for loan and lease losses. This provision establishes the "Allowance for loan and lease losses" shown on the Consolidated Balance Sheets and is based on management's evaluation of the loan portfolio, economic conditions, and other pertinent factors. Actual losses on loans and leases are charged against this allowance and recoveries on charged-off loans are credited to this allowance. The ratio of net charge-offs to average loans and leases outstanding is a measure of FirsTier's credit judgment.

     Net charge-offs in 1994 totalled $868,000 which compares favorably with net charge-offs of $1,841,000 in 1993 and $5,752,000 in 1992. The ratio of net charge-offs to average loans and leases in 1994 of only .04% also compares very favorably with 1993 at .10% and 1992 at .32%.

     The net credit to the provision for loan and lease losses in 1994 of $209,000 resulted from improvement in two significant credits for which loan loss reserves had been previously allocated. Management anticipates the positive trend in asset quality to modestly continue in 1995 with no significant provision for loan and lease losses to be recorded in 1995.

     The following table presents the allowance for loan and lease losses history for the most recent three year period.

ALLOWANCE FOR LOAN AND LEASE
LOSSES THREE YEAR HISTORY

                                              1994         1993        1992
                                           -----------  ----------  ----------
                                                    ($ in thousands)
Balance at January 1                          $54,328      50,365      45,574
Provision for loan and lease losses              (209)      5,441       9,705
Amounts charged off                            (5,433)     (8,985)    (10,273)
Recoveries on amounts charged off               4,565       7,144       4,521
Addition due to acquisition and
 other                                              0         363         838
                                              -------      ------     -------
Balance at December 31                        $53,251      54,328      50,365
                                              =======      ======     =======

Loans and leases outstanding at
 December 31                               $2,149,268   1,952,754   1,875,081
Allowance as a percent of loans and
 leases outstanding                              2.48%       2.78        2.69
Average loans and leases                   $2,010,401   1,881,392   1,787,486
Net charge-offs as a percent of average
 loans and leases outstanding                     .04%        .10         .32



                                   SECURITIES

     The securities portfolio is structured to contribute to FirsTier's earnings, to control FirsTier's interest rate sensitivity and to provide liquidity when needed. The following tables show the maturity distribution (based on carrying values) and the market value of securities held to maturity and also the maturity distribution (based on amortized cost) and the market value of securities available for sale at December 31, 1994.

     In the held to maturity portfolio, approximately 4% will mature within one year. Approximately 47% of the portfolio will mature within the first five years and is comprised primarily of US government agency and mortgage-backed securities. An additional 45% of the portfolio is comprised of tax-free municipal bonds whith an average life of over ten years with a weighted average tax-equivalent yield of 9.40%. The weighted average yield (on a taxable equivalent basis) of the portfolio as of December 31, 1994 is 7.99%. The market value of the held to maturity portfolio reflected a net unrealized loss of $32,327,000 as of December 31, 1994.

     In the available for sale portfolio, approximately 15% will mature within one years. Approximately 89% of the portfolio will mature within five years. The weighted average yield (on a taxable equivalent basis) of the portfolio as of December 31, 1994 is 6.73%. The market value of the portfolio reflected a net unrealized loss of $5,543,000 as of December 31, 1994.


                                    DEPOSITS

     Deposits are used to fund earning assets. Total average deposits increased $1,054,000 in 1994 following an increase of 4.1% in 1993 and an increase of 2.1% in 1992. Core deposit growth remained relatively flat



                                                        MATURITIES IN YEARS
                                                         ($ in thousands)
SECURITIES                           -------------------------------------------------------
HELD TO MATURITY
at December 31, 1994                 Under 1     1-5      6-10    Over 10   Total      Value
                                     -------     ---      ----    -------   -----      -----
U.S. Treasury                           $535     6,670      500       --      7,705     7,573
    Weighted average yield              5.30%     6.74     6.80       --       6.64

U.S. Government & agencies & corp.      $150    51,844      290       --     52,284    50,139
    Weighted average yield              4.00%     6.65     7.82       --       6.65

Agency mortgage-backed securities    $18,783   221,698      518     2,435   243,434   225,794
    Weighted average yield              8.35%     6.06     7.73      7.16      6.25

State & Political subdivisions        $9,132    16,102   18,523   313,239   356,996   344,584
    Weighted average yield             11.83%    10.80    10.65      9.40      9.59

Other securities                        $695     2,451      199    28,693    32,038    32,040
    Weighted average yield              5.60%     5.42     6.41      5.88      5.84
                                     -------   -------   ------   -------   -------   -------

Total                                $29,295   298,765   20,030   344,367   692,457   660,130
                                     =======   =======   ======   =======   =======   =======

Percent of total portfolio              4.23%    43.15     2.89     49.73    100.00

Weighted average yield                  9.29%     6.43    10.39      9.10      7.99



                                                        MATURITIES IN YEARS
                                                         ($ in thousands)
SECURITIES                           -------------------------------------------------------
AVAILABLE FOR SALE                                                                     Fair
at December 31, 1994                 Under 1     1-5      6-10    Over 10   Total      Value
                                     -------     ---      ----    -------   -----      -----
U.S. Treasury                        $20,449    67,803      --        --     88,252    87,070
    Weighted average yield              4.91%     6.75      --        --       6.33

U.S. Government & agencies & corp.   $13,063   107,953      --        --    121,016   117,367
    Weighted average yield              8.44%     6.86      --        --       7.03

Agency mortgage-backed securities     $5,148     7,290    4,533     8,314    25,285    24,913
    Weighted average yield              7.70%     7.22     7.51      6.96      7.28

State & Political subdivisions        $  --      1,002    4,197       --      5,199     4,766
    Weighted average yield               -- %     6.15     6.55       --       6.47

Other securities                      $  --        504       60    10,494    11,058    11,151
    Weighted average yield               -- %     8.09     8.63      5.33      5.47
                                     -------   -------   ------   -------   -------   -------

Total                                $38,660   184,552    8,790    18,808   250,810   245,267
                                     =======   =======   ======   =======   =======   =======

Percent of total portfolio             15.41%    73.58     3.50      7.50    100.00

Weighted average yield                  6.48%     6.84     7.06      6.05      6.73

due to a decline in commercial account balances which corresponded to lower balance requirements needed to compensate for service charges because of high interest rates being paid in 1994. Additionally, competition from both banks and mutual funds intensified in 1994 as this competition offered longer term and higher rate products through 1994. FirsTier would expect its growth in deposits to increase as interest rates increase.

     Deposit mix in 1994 shifted to time deposits which increased to 48.3% of total deposits, up from 47.0% in 1993 from demand deposits which decreased to 18.6% from 19.5% in 1993. The ratio of savings and interest checking deposits to total deposits for 1994 of 33.1% was generally unchanged from the ratio of 33.5% in 1993.


DISTRIBUTION OF
AVERAGE DEPOSITS                   1994      1993     1992
                                 ---------  -------  -------

Demand                               18.6%     19.5    19.0
Savings and interest checking        33.1      33.5    33.7
Time                                 48.3      47.0    47.3
                                 --------   -------  ------
  Total                             100.0%    100.0   100.0
                                 ========   =======  ======
CHANGE IN AVERAGE
DEPOSIT SOURCES                    1994      1993     1992
                                 --------   -------  ------
                                      ($ in thousands)
Demand                           $(25,651)   33,694  (3,774)
Savings and interest checking     (10,152)   30,464  46,242
Time                               36,857    42,652  10,436
                                 --------   -------  ------
  Total change                   $  1,054   106,810  52,904
                                 ========   =======  ======

                                 FUNDS BORROWED

     Funds borrowed represents primarily the borrowing of short-term excess funds from correspondent banks, securities sold under agreements to repurchase, borrowings from the Federal Home Loan Bank with a remaining maturity of less than a year and short-term bank loans under lines of credit. FirsTier re-sells these funds or may retain a portion to fund short-term rate sensitive earning asset growth. As the table below indicates, FirsTier was a net borrower of funds of $131,004,000 in 1994 up from $110,125,000 in 1993.

                        1994     1993     1992
                      --------  -------  -------
                           ($ in thousands)
Funds borrowed        $237,229  216,926  168,232
Funds sold             106,225  106,801  123,690
                      --------  -------  -------
Net funds borrowed    $131,004  110,125   44,542
                      ========  =======  =======

DUE TO THE IMMATERIAL IMPACT OF THE CORNERSTONE BANK GROUP, INC. (CBG) ACQUISITION, THE FOLLOWING SUPPLEMENTAL SCHEDULES PREPARED IN ACCORDANCE WITH GUIDE 3 HAVE NOT BEEN RESTATED TO INCLUDE THE EFFECTS OF CBG.


II.  INVESTMENT PORTFOLIO
     ($ in thousands)


A.  The following table reflects the book value of investment securities of
    FirsTier:

                                                                               December 31,
                                                                     --------------------------------

                                                                       1994         1993        1992
                                                                     --------     -------     -------
                                  U. S. Government obligations       $298,320     450,955     554,447
                                  Obligations of states and
                                    political subdivisions            334,449     292,558     216,686
                                  Other securities                     29,905      23,259      25,590
                                                                     --------    --------    --------

                                                                     $662,674     766,772     796,723
                                                                     ========    ========    ========

B. The following table sets forth the maturity distribution and weighted average yield (calculated on the basis of book value) for each type and range of maturities of investment securities as of December 31, 1994 (stated on a fully tax equivalent basis assuming a 35% marginal tax rate).

                                 Within 1 year       1 to 5 years      5 to 10 years     After 10 years              Weighted
                                ---------------    ---------------    --------------    ---------------               average
                                 Amount   Yield     Amount   Yield     Amount  Yield     Amount   Yield     Total      yield
                                -------   -----    --------  -----    -------  -----    --------  -----    --------  --------
U. S. Government obligations    $19,468    8.24%   $278,062   6.17%   $   790   7.18%   $      0   0.00%   $298,320    6.31%
Obligations of states and
  political subdivisions          8,779   12.00%     13,733  11.40%    18,148  10.72%    293,789   9.32%    334,449    9.56%
Other securities                    695    5.60%      2,451   5.42%       199   6.41%     26,560   5.56%     29,905    5.56%
                                -------            --------           -------           --------           --------

    Total                       $28,942    9.31%   $294,246   6.41%   $19,137  10.53%   $320,349   9.01%   $662,674    7.91%
                                =======            ========           =======           ========           ========


  Note: Excluded from this schedule are $213 million of U.S. Government obligations which were designated as "securities available for sale" as of December 31, 1994.

          III.  (A.)  LOAN PORTFOLIO TYPES OF LOANS



FirsTier's loans are widely diversified by borrower type. The following table summarizes FirsTier's loans by major category. ($ in thousands)

                                                   December 31,
                            ---------------------------------------------------------
                              1994         1993        1992        1991        1990
                           ----------   ---------   ---------   ---------   ---------
Commercial and industrial  $  458,855     412,431     402,369     406,689     462,910

Real estate -- construction    33,085      34,438      43,256      55,949      54,038

Real estate -- mortgage       484,916     449,033     435,876     420,279     453,593

Agricultural                  206,884     213,450     227,527     253,112     238,778

Financial institutions         67,880      64,836      72,327      70,309      94,185

Individuals                   545,404     434,423     413,795     388,933     376,113

Direct lease financing          6,977       7,417       8,213       8,401       8,583

Industrial development
  revenue obligations          19,990      31,613      41,925      52,982      60,598

Investment securities          40,043      39,925      29,309      32,633      28,737

Other (1)                      38,405      39,340      40,259      11,763      23,681
                           -----------  ----------  ----------  ----------  ---------
                            1,902,439   1,726,906   1,714,856   1,701,050   1,801,216
Less reserve for loan
  and lease losses             48,760      51,303      48,208      44,538      42,965
                           -----------  ----------  ----------  ----------  ---------
                           $1,853,679   1,675,603   1,666,648   1,656,512   1,758,251
                           ===========  ==========  ==========  ==========  =========
________________

(1) FirsTier has $1,000,000 of loans to foreign debtors as of December 31, 1994.

          MATURITIES AND SENSITIVITIES OF LOANS
          TO CHANGES IN INTEREST RATES
              ($ in thousands)

Maturity Distribution of Loans -

The maturity distribution of FirsTier's loan portfolio is one factor in analyzing the risk characteristics of the portfolio. The following table reflects the scheduled maturities at December 31, 1994 of selected loans, excluding consumer loans, real estate consumer mortgage loans and direct lease financing:

                                              Over One        Over
                                One Year      Through         Five
                                or Less      Five Years      Years         Total
                                --------     ----------      ------      ---------
Commercial and industrial       $267,122      171,331       20,402        458,855

Real estate -- construction       26,353        5,097        1,635         33,085

Real estate -- mortgages          38,547      120,676       36,266        195,489

Agricultural                     190,721       14,749        1,414        206,884

Financial institutions            60,606        7,274            0         67,880

Industrial development
  revenue obligations              3,962        7,508        8,520         19,990

Investment securities             21,108       18,836           99         40,043

Other                             25,969       11,484          952         38,405
                                --------      -------       ------      ---------
                                $634,388      356,955       69,288      1,060,631
                                ========      =======       ======      =========

Loans are normally made for a specified period of time. If the loan is to be renewed, the Banks apply the then-existing credit evaluation standards to the renewal request. Decisions regarding rate, term and collateral are based on the borrower's current circumstances.

Interest Sensitivity of Loans -

The interest sensitivity of FirsTier's loans is important in the management of an effective interest differential. FirsTier attempts to manage the relationship between the rate sensitivity of its assets and liabilities to produce an effective interest differential that is not significantly affected by the level of interest rates over time.

The following table shows the interest sensitivity of the above loans as of December 31, 1994:

                                               Over One       Over
                                 One Year      Through        Five
                                 or Less      Five Years     Years       Total
                                 --------     ----------     ------    ----------
Predetermined interest rate      $144,293      213,980       25,769       384,042
Floating interest rate            490,095      142,975       43,519       676,589
                                 --------      -------       ------     ---------
                                 $634,388      356,955       69,288     1,060,631
                                 ========      =======       ======     =========

                                 RISK ELEMENTS
                               ($ in thousands)


                                                                                     December 31,
                                                             -----------------------------------------------------------
                                                              1994          1993         1992         1991         1990
                                                             -------       ------       ------       ------       ------
Non-accrual loans and leases (a)                             $ 9,048       13,747       20,757       25,332       20,024

Restructured loans and leases (b)                                  0           16          314          541        1,324
                                                             -------       ------       ------       ------       ------

Total non-accrual and restructured loans and leases (c)        9,048       13,763       21,071       25,873       21,348

Loans and leases past due 90 days or more (d)                  1,340        1,178        2,808        1,672        1,407
                                                             -------       ------       ------       ------       ------

Total under-performing loans and leases (e)                  $10,388       14,941       23,879       27,545       22,755
                                                             =======       ======       ======       ======       ======

Total under-performing loans and leases to total loans           .55%        0.86         1.39         1.62         1.26
                                                             =======       ======       ======       ======       ======

_______________
(a) Represents loans accounted for on a nonaccrual basis. Loans are placed on a nonaccrual status when there is reasonable doubt as to future collectibility of interest or principal or when the payment of principal or interest is 90 days past due. Interest income for such loans is recognized only if there is no doubt as to the collectibility of principal. Consumer loans are charged off once payment of principal or interest is past due 90 days.
(b) Loans not included in non-accrual loans or loans past due 90 days or more which are "troubled debt restructurings" as defined in SFAS No. 15, "Accounting by Debtors and Creditors for Troubled Debt Restructurings".
(c) The gross amount of interest income which would have been recorded on these loans for the period ended December 31, 1994 if such loans had been current is $1,029,000. The amount of interest income on these loans that was included in net income for the same period is $242,000.
(d) Represents loans contractually past due 90 days or more as to interest or principal payments, but which are not accounted for on a nonaccrual basis.
(e)  There are no loans to foreign borrowers included in this total.

                               ($ in thousands)

                                                              Years ended December 31,
                                     --------------------------------------------------------------------------
                                        1994            1993            1992            1991            1990
                                     ----------      ----------      ----------      ----------      ----------
Loans at end of period, net of
  unearned income                    $1,902,439       1,726,906       1,714,856       1,701,050       1,801,216
                                     ----------      ----------      ----------      ----------      ----------
Average loans, net of unearned
  income                             $1,769,012       1,661,880       1,629,176       1,704,073       1,648,566
                                     ----------      ----------      ----------      ----------      ----------
Balance of reserve for loan
  losses at beginning of period      $   51,303          48,208          44,538          42,965          23,273

Subsidiary balance at date of
  acquisition and other                     --              178             --            1,034           2,079

Loans charged off:
  Commercial and industrial                 874           3,158           3,757           4,144           5,584
  Agricultural                              347             393             602              96             526
  Individuals                             3,276           3,578           3,954           4,387           3,303
  Investment securities                     --                8             --              --               95
  Real estate                               379             544           1,579             726           2,114
  Financial institutions                    --              699             --              --              --
  Industrial development revenue obl.       --              --              107               5             117
  Direct lease financing                      6              38             --              --               17
  Other                                     --              --               27           3,655             383
                                     ----------      ----------      ----------      ----------      ----------
        Total loans charged off           4,882           8,418          10,026          13,013          12,139
                                     ----------      ----------      ----------      ----------      ----------
Recoveries of loans previously
  charged off:
     Commercial and industrial              845           3,572             676             968             419
     Agricultural                           412             481             980             283             930
     Individuals                          1,419           1,442           1,248           1,065             830
     Investment securities                   35              85              42              38              37
     Real estate                            503           1,194             752             240             272
     Financial institutions               1,192             166             --              --              105
     Industrial development rev obl           1              14               4             --                2
     Direct lease financing                 --               12              11               2             --
     Other                                  --              --              549             431              97
                                     ----------      ----------      ----------      ----------      ----------
        Total recoveries                  4,407           6,966           4,262           3,027           2,692
                                     ----------      ----------      ----------      ----------      ----------
        Net loans charged off               475           1,452           5,764           9,986           9,447
                                     ----------      ----------      ----------      ----------      ----------
Provision for loan losses                (2,068)          4,369           9,434          10,525          27,060 *
                                     ----------      ----------      ----------      ----------      ----------
Balance at end of period             $   48,760          51,303          48,208          44,538          42,965
                                     ==========      ==========      ==========      ==========      ==========
Ratio of net charge-offs to
  average loans outstanding                0.03%           0.09%           0.35            0.59            0.57
                                     ==========      ==========      ==========      ==========      ==========
Ratio of net charges-offs to
  beginning-of-year reserve                 .93%           3.01%          12.94           23.24           40.59
                                     ==========      ==========      ==========      ==========      ==========
Ratio of year-end reserve to
  year-end total loans                     2.56%           2.97            2.81            2.62            2.39
                                     ==========      ==========      ==========      ==========      ==========

* The higher 1990 provision was due to a special $20,000,000 provision recorded in the third quarter of 1990 following an in-depth review of FirTier's loan portfolio to aggressively deal with certain isolated asset quality problems and other external circumstances.

                           (in thousands of dollars)


The allocation of the reserve for loan and market losses by type of loan at December 31 of each of the past five years is as follows:


                                                         December 31,
                  ----------------------------------------------------------------------------------------
                              1994                           1993                           1992
                  --------------------------     --------------------------     --------------------------
                             Reserve   Loans                Reserve   Loans                Reserve   Loans
                             amount   in each               amount   in each               amount   in each
                             to out-  category              to out-  category              to out-  category
                            standing    to                 standing    to                 standing    to
                  Reserve    total     total     Reserve    total     total     Reserve    total     total
                   amount    amount    loans      amount    amount    loans      amount    amount    loans
                  --------   -------  --------   --------   -------  -------    --------   ------   ------
Real estate -
  construction    $   558     0.017     0.017    $ 1,193     0.035     0.02      $ 1,500    0.035    0.025

Real estate -
  mortgage          7,595      1.57      25.5     11,415      2.54     26.0       11,721     2.70     25.4

Financial
  institutions        679      1.00       3.6        648      1.00      3.7        1,456     2.01      4.2

Investment
  securities          400      1.00       2.1        399      1.00      2.3          498     1.70      1.7

Agricultural        3,490      1.69      10.9      2,921      1.37     12.4        3,535     1.55     13.3

Commercial and
  industrial        8,539      1.86      24.1      9,353      2.27     23.9       13,369     3.32     23.5

Individuals         7,672      1.41      28.7      6,136      1.41     25.2        6,532     1.58     24.1

Direct lease
  financing           466      6.68       0.4        105      1.42      0.4           80     0.97      0.5

Industrial
  development
  revenue
  obligations         277     1.39        1.0        316      1.00      1.8        1,386     3.31      2.5

Other                 389     1.01        2.0      1,335      3.39      2.3        2,638     6.55      2.3

Unallocated        18,695        -          -     17,482         -        -        5,493        -        -
                  -------               -----    -------              -----      -------             -----
                  $48,760     2.56%     100.0%   $51,303      2.97%   100.0%     $48,208     2.81%   100.0%
                  =======     ====      =====    =======      ====    =====      =======     ====    =====



                                         December 31,
                  ----------------------------------------------------------
                               1991                           1990
                  --------------------------     ---------------------------
                             Reserve   Loans                Reserve   Loans
                             amount   in each               amount   in each
                             to out-  category              to out-  category
                            standing    to                 standing    to
                  Reserve    total     total     Reserve    total     total
                   amount    amount    loans      amount    amount    loans
                  --------   ------   ------     --------   ------   ------
Real estate -
  construction    $ 1,017    0.018    0.033      $   752    0.014     0.03

Real estate -
  mortgage         10,173     2.42     24.7        9,452     2.08     25.2

Financial
  institutions      1,270     1.81      4.1        1,623     1.72      5.2

Investment
  securities          357     1.09      1.9          308     1.07      1.6

Agricultural        3,639     1.44     14.9        2,974     1.25     13.2

Commercial and
  industrial       14,342     3.53     23.9       14,790     3.20     25.7

Individuals         6,225     1.60     22.9        5,818     1.55     20.9

Direct lease
  financing            84     1.00      0.5           86     1.00      0.5

Industrial
  development
  revenue
  obligations       1,567     2.96      3.1        2,085     3.44      3.4

Other                 886     7.53      0.7        2,661    11.24      1.3

Unallocated         4,978        -        -        2,416        -        -
                  -------             -----      -------             -----
                  $44,538     2.62%   100.0%     $42,965     2.39%   100.0%
                  =======     ====    =====      =======     ====    =====

                                 V.   DEPOSITS
                               ($ in thousands)

                                                                 Year ended December 31,
                                              -----------------------------------------------------------
                                                    1994                 1993                 1992
                                              -----------------    -----------------    -----------------
                                                Amount     Rate      Amount     Rate      Amount     Rate
                                              -----------------    -----------------    -----------------
Daily average of:

     Noninterest-bearing demand deposits      $  463,225      0    $  496,933      0    $  470,285      0

     Interest checking                           422,063   1.79       416,120   2.11       392,868   2.81

     Savings                                     373,921   2.43       385,536   2.48       402,504   3.23

     Time deposits                             1,138,371   4.83     1,124,371   4.94     1,133,011   5.73
                                              ----------           ----------           ----------
          Total deposits                      $2,397,580           $2,422,960           $2,398,668
                                              ==========           ==========           ==========

                                                                    Over 3                Over 3
                                               3 months             through               through             Over 12
                                                or less             6 months             12 months             months
                                              ----------           ----------           ----------           ----------
Maturity of time deposits of $100,000
    or more as of December 31, 1994           $  118,674               36,864               18,297               24,054



                       VI.   RETURN ON EQUITY AND ASSETS

                                                         1994                 1993                 1992
                                                        -------              -------              -------
Ratio of net income to average assets                     1.69%                1.61%                1.43%

Ratio of net income to average equity                    16.56                16.96                16.75

Dividend payout ratio                                    34.16                23.76                19.53

Average equity to average assets ratio                   10.18                 9.49                 8.59


                          VII.  SHORT-TERM BORROWINGS
                               ($ in thousands)



                                                                              As of December 31,
                                                   ------------------------------------------------------------------------
                                                           1994                      1993                     1992
                                                   --------------------      --------------------      --------------------
                                                                Average                   Average                   Average
                                                      Amount   rate (2)      Amount      rate (2)      Amount      rate (2)
                                                   --------------------      --------------------      --------------------

Federal funds purchased and securities
  sold under agreements to repurchase (1)          $  178,684    3.80%       $  233,897    2.65%       $  163,644    3.06%
                                                   ==========                ==========                ==========


                                                                Maximum outstanding at any month-end
                                                   --------------------------------------------------------------
                                                      1994                      1993                     1992
                                                   ----------                ----------                ----------
Federal funds purchased and securities
  sold under agreements to repurchase (1)          $  336,381                $  318,499                $  177,500
                                                   ==========                ==========                ==========


                                                                Aggregate
                                                                short-term
                                                                borrowings
                                                   -------------------------------------
                                                      Average                   Weighted
                                                      daily                     average
                                                   outstanding(1)               rate(2)
                                                   --------------               --------
                   1994                              $  211,403                   3.80%
                   1993                                 189,713                   2.65%
                   1992                                 163,349                   3.06%

_______________
(1) Federal funds purchased generally mature the day following the date of purchase while securities sold under agreements to repurchase are generally payable on demand. The subsidiary Banks purchase and sell federal funds and securities under agreements to repurchase or resell which represent short-term money market transactions, a large portion of which arises because of Omaha and Lincoln Banks' market transactions for its correspondent banks. The net average amounts of federal funds purchased and securities sold under agreements to repurchase for Bank-only purposes were $100,301,000, $84,684,000, and $47,179,000 during 1994, 1993 and 1992, respectively.

(2)  Actual interest expense divided by the average daily balance outstanding.

   INDEX TO FINANCIAL STATEMENTS OF FIRSTIER FINANCIAL INC. AND SUBSIDIARIES

                                                                            Page
                                                                            ----
                     Audited Annual Financial Statements

Consolidated Balance Sheets at December 31, 1994 and 1993.................  F- 1
Consolidated Statements of Operations for Years Ended December 31, 1994,
  1993 and 1992...........................................................  F- 2
Consolidated Statements of Changes in Stockholders' Equity for Years
  ended December 31, 1994, 1993 and 1992..................................  F- 3
Consolidated Statements of Cash Flows for Years Ended December 31, 1994,
  1993 and 1992...........................................................  F- 4
Notes to Consolidated Financial Statements................................  F- 5
Report of Independent Accountants.........................................  F-30


                    Unaudited Interim Financial Statements

Consolidated Balance Sheets at June 30, 1995 and December 31, 1994
  (unaudited).............................................................  F-31
Consolidated Statements of Operations for the Six Months Ended June 30,
  1995 and 1994 (unaudited)...............................................  F-32
Consolidated Statements of Retained Earnings for the Six Months ended
  June 30, 1995 and 1994 (unaudited)......................................  F-33
Consolidated Statements of Cash Flows for the Six Months ended
  June 30, 1995 and 1994 (unaudited)......................................  F-34
Notes to Consolidated Financial Statements (unaudited)....................  F-35

                      FIRSTIER FINANCIAL, INC. CONSOLIDATED BALANCE SHEETS

                                                                December 31,
                                                           ---------------------
                                                              1994       1993
                                                           ---------------------
ASSETS                                                       ($ in thousands)
Cash and due from banks..................................  $  251,756    221,823
Federal funds sold and securities purchased under
  resale agreements......................................     119,845    110,025
Securities available for sale (amortized cost $250,810
  in 1994)...............................................     245,267        --
Investment securities (market value $660,130 in 1994 and
  $1,070,151 in 1993)....................................     692,457  1,034,720
Loans and leases, net....................................   2,096,017  1,898,426
Premises and equipment...................................      49,381     50,629
Customers' acceptance liability..........................         899        730
Accrued interest receivable..............................      29,700     26,071
Other assets.............................................      54,665     57,316
                                                           ---------------------
    Total assets.........................................  $3,539,987  3,399,740
                                                           =====================

LIABILITIES
Deposits
  Demand, non-interest bearing...........................     560,025    540,767
  Savings and interest checking..........................     874,647    919,386
  Time...................................................   1,147,776  1,055,309
  Time certificates - $100,000 and over..................     232,378    205,373
                                                           ---------------------
    Total deposits.......................................   2,814,826  2,720,835
                                                           ---------------------
Short-term borrowings....................................     170,090    235,075
Federal Home Loan Bank borrowings........................     150,000     59,025
Long-term debt...........................................      12,193     12,707
Acceptances outstanding..................................         899        730
Other liabilities........................................      49,746     45,444
                                                           ---------------------
    Total liabilities....................................   3,197,754  3,073,816

STOCKHOLDERS' EQUITY
Preferred stock - $30 par value; authorized 2,000,000
  shares.................................................         --         --
Common stock - $5 par value; authorized 40,000,000
  shares; issued and outstanding: 18,927,195 shares in
  1994 and 12,618,160 shares in 1993 (a).................      94,073     62,716
Surplus..................................................      10,338     13,295
Retained earnings........................................     255,862    252,092
Net unrealized securities losses.........................      (3,583)       --
                                                           ---------------------
                                                              356,690    328,103
Less treasury stock, at cost 455,050 shares in 1994
  and 56,911 shares in 1993 (a)..........................      14,457      2,179
                                                           ---------------------
    Total stockholders' equity...........................     342,233    325,924
                                                           ---------------------
        Total liabilities and stockholders' equity.......  $3,539,987  3,399,740
                                                           =====================

(a) The number of shares at December 31, 1994 reflects the three-for-two stock split effected as a 50% stock dividend distributed June 30, 1994.

 See accompanying notes to consolidated financial statements.

          FIRSTIER FINANCIAL, INC., CONSOLIDATED STATEMENTS OF INCOME

                                                  Years Ended December 31,
                                                ----------------------------
                                                      ($ in thousands,
                                                  except per share amounts)
                                                  1994      1993      1992
                                                --------  --------   -------
INTEREST INCOME
  Interest and fees on loans and leases
    Taxable.................................... $159,378   147,831   148,786
    Nontaxable.................................    2,561     3,204     4,334
  Interest on securities
    Taxable....................................   44,315    52,702    54,322
    Nontaxable.................................   20,484    16,943    13,213
  Interest on federal funds sold and resale
    agreements.................................    4,766     3,146     4,463
                                               ------------------------------
    Total interest income......................  231,504   223,826   225,118

INTEREST EXPENSE
  Interest on deposits
    Savings and interest checking..............   19,309    21,018    26,230
    Time.......................................   52,457    55,011    62,490
    Time certificates -- $100,000 and over.....   10,348     7,613     6,721
  Interest on short-term and FHLB borrowings...   13,837     6,338     5,277
  Interest on long-term debt...................    1,221     2,001     2,696
                                               ------------------------------
    Total interest expense.....................   97,172    91,981   103,414
                                               ------------------------------
    Net interest income........................  134,332   131,845   121,704
  Provision for loan and lease losses..........     (209)    5,441     9,705
                                               ------------------------------
    Net interest income after provision for
      loan and lease losses....................  134,541   126,404   111,999
                                               ------------------------------

NON-INTEREST INCOME
  Trust services...............................   16,122    17,552    17,961
  Service charges on deposit accounts..........   15,612    15,994    15,028
  Credit card fees.............................    9,622     9,423     8,975
  Investment securities gains (losses), net....   (3,721)      233       809
  Other........................................   14,376    15,780    13,916
                                               ------------------------------
    Total non-interest income..................   52,011    58,982    56,689
                                               ------------------------------

NON-INTEREST EXPENSE
  Salaries and benefits........................   53,754    52,251    49,925
  Premises and equipment.......................   16,784    15,984    15,423
  Data processing fees.........................    5,481     5,749     5,839
  Credit card processing expense...............    5,821     4,769     4,161
  Net cost of operation of other real estate
    owned......................................      740       506       357
  Loss on abandoned property...................       --       184     1,408
  Amortization of goodwill.....................    1,697     1,588     1,537
  Other........................................   33,797    34,408    30,436
                                               ------------------------------
    Total non-interest expense.................  118,074   115,439   109,086
                                               ------------------------------
    Income before income tax expense...........   68,478    69,947    59,602
  Income tax expense...........................   17,571    18,769    16,127
                                               ------------------------------
    Net income................................. $ 50,907    51,178    43,475
                                               ==============================
  NET INCOME PER SHARE.........................    $2.69      2.68      2.30
                                               ==============================

         See accompanying notes to consolidated financial statements.


                                      F-2

   FIRSTIER FINANCIAL, INC., CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                 COMMON STOCK
                                           -----------------------                                        Net unrealized    Stock-
                                             Shares                                Retained    Treasury     securities     holders'
                                           Outstanding      Amount     Surplus     Earnings     Stock     gains (losses)    Equity
                                           -----------     -------     -------     --------    --------  ---------------  ----------
Balance at January 1, 1992..............     6,191,764     $31,004      31,574     186,517      (1,584)          -          247,511
Net income..............................             -           -           -      43,475           -           -           43,475
Cash dividends declared at
  $.705 per share.......................             -           -           -      (8,086)          -           -           (8,086)
Two-for-one stock split effected in the
  form of a stock dividend..............     6,191,764      31,004     (31,004)          -           -           -                0
Transfer to surplus.....................             -           -      10,604     (10,604)          -           -                0
Treasury stock issued in conjunction
  with employee stock option plans......        39,976           -        (114)          -         694           -              580
Common stock repurchased................       (79,226)          -           -           -      (2,768)          -           (2,768)
Common stock issued in conjunction with
  acquisition...........................       141,526         708       2,663           -           -           -            3,371
Corporate tax benefit related
  to exercise of stock options..........             -           -           -         288           -           -              288
                                            ----------     -------     -------     -------     -------       ------         -------
Balance at December 31, 1992............    12,485,804      62,716      13,723     211,590      (3,658)           -         284,371
Net income..............................             -           -           -      51,178           -            -          51,178
Cash dividends declared at
   $.99 per share.......................             -           -           -     (11,393)          -            -         (11,393)
Redemption of stockholders' rights
  at $.005 per share....................             -           -           -         (58)          -            -             (58)
Treasury stock issued in conjunction
  with employee stock option plans......        85,445           -        (428)          -       1,974            -           1,546
Common stock repurchased................       (10,000)          -           -           -        (495)           -            (495)
Corporate tax benefit related
  to exercise of stock options..........             -           -           -         775           -            -             775
                                            ----------     -------     -------     -------     -------       ------         -------
Balance at December 31, 1993............    12,561,249      62,716      13,295     252,092      (2,179)           -         325,924
Net income..............................             -           -           -      50,907           -            -          50,907
Cash dividends declared at
  $1.04 per share.......................             -           -           -     (18,185)          -            -         (18,185)
Three-for-two stock split effected in
  the form of a stock dividend..........     6,280,580      31,357     (31,357)          -           -            -               0
Transfer to surplus.....................             -           -      28,952     (28,952)          -            -               0
Treasury stock issued in conjunction
  with employee stock option plans......        45,249           -        (552)          -       1,046            -             494
Common stock repurchased................      (414,933)          -           -           -     (13,324)           -         (13,324)
Net unrealized securities losses........             -           -           -           -           -       (3,583)         (3,583)
                                            ----------     -------     -------     -------     --------      ------         -------
Balance at December 31, 1994............    18,472,145     $94,073      10,338     255,862     (14,457)      (3,583)        342,233
                                            ==========     =======     =======     =======     =======       ======         =======

See accompanying notes to consolidated financial statements

        FIRSTIER FINANCIAL, INC., CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                             Years Ended December 31,
                                                                          ----------------------------
                                                                            1994      1993      1992
                                                                          ----------------------------
Net cash provided by operations                                                  ($ in thousands)
  Income from continuing operations....................................   $ 50,907    51,178    43,475

  Adjustments to reconcile net income to
    net cash provided by operations
      Provision for loan and lease losses..............................       (209)    5,441     9,705
      Depreciation and amortization....................................     10,743    10,595     9,431
      Provision for deferred income taxes..............................       (135)   (2,827)   (1,987)
      Net (increase) decrease in interest receivable...................     (3,629)    3,945       621
      Proceeds from sales of loans.....................................     47,094   109,487     3,851
      Net (increase) decrease in other assets..........................        212    (2,676)      706
      Net increase (decrease) in other liabilities.....................      4,471     6,489    (2,831)
      Loss on abandoned property.......................................        --        184     1,408
      Net (gain) loss on sale of securities available for sale.........      3,721       --        --
      Other, net.......................................................       (422)     (214)    1,193
                                                                          ----------------------------
          Net cash provided by operations..............................    112,753   181,602    65,572

Cash flows from investing activities
      Net cash (paid) received on acquisitions.........................        --      2,766    (2,487)
      Proceeds from sales of investment securities.....................        --     19,694   100,867
      Proceeds from sales of securities available for sale.............     66,353       --        --
      Proceeds from maturities of investment securities................    185,773   292,893   219,088
      Proceeds from maturities of securities available for sale........     30,030       --        --
      Purchases of investment securities...............................   (106,955) (368,682) (431,358)
      Purchases of securities available for sale.......................    (88,753)      --        --
      Net increase in loans and leases.................................   (242,284) (162,808)  (36,258)
      Proceeds from sales of premises and equipment....................      1,096       280       695
      Purchases of premises and equipment..............................     (6,938)   (7,675)   (4,642)
      Purchases of mortgage servicing rights...........................       (256)     (542)   (2,371)
      Other, net.......................................................        482       (92)      471
                                                                          ----------------------------
          Net cash used by investing activities........................   (161,452) (224,166) (155,995)

Cash flows from financing activities
      Net increase (decrease) in time deposits.........................    119,472   (29,556)   (2,354)
      Net increase (decrease) in demand deposits and savings accounts..    (25,481)  (76,124)  116,873
      Net increase (decrease) in short-term borrowings.................    (64,985)   65,461   (52,376)
      Net increase (decrease) in Federal Home Loan Bank borrowings.....     90,975    39,025    (5,000)
      Principal payments on long-term debt.............................       (514)     (487)  (14,355)
      Payment of cash dividends........................................    (18,185)  (11,383)   (8,086)
      Repurchases of common stock......................................    (13,324)     (495)   (2,768)
      Proceeds from exercises of stock options.........................        494     1,231       580
      Other, net.......................................................        --        707       288
                                                                          ----------------------------
          Net cash provided (used) by financing activities.............     88,452   (11,621)   32,802

Net increase (decrease) in cash and cash equivalents...................     39,753   (54,185)  (57,621)
Cash and cash equivalents at beginning of year.........................    331,848   386,033   443,654
Cash and cash equivalents at end of year...............................   ----------------------------
                                                                          $371,601   331,848   386,033
                                                                          ============================

           See accompanying notes to consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
GENERAL

     The accounting and reporting policies of FirsTier Financial, Inc. ("FirsTier") and its subsidiaries conform with generally accepted accounting principles and with general practices within the banking industry. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expense for the period. Actual results could differ from those estimates.

     Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan and lease losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowance for loan and lease losses and real estate owned, management obtains independent appraisals on significant properties.

     The following is a summary of the significant accounting policies:

CONSOLIDATION AND REPORTING

     The Consolidated Financial Statements include the accounts of FirsTier and its wholly-owned subsidiaries, principally FirsTier Bank, N.A., Omaha ("Omaha Bank"), FirsTier Bank, N.A., Lincoln ("Lincoln Bank"), FirsTier Bank, N.A., Scottsbluff ("Scottsbluff Bank"), FirsTier Bank, N.A., Norfolk ("Norfolk Bank"), First National Bank of Council Bluffs ("Council Bluffs Bank"), Security Savings Bank, Valley State Bank and Nevada National Bank. All significant intercompany balances and transactions have been eliminated in consolidation.

     FirsTier provides a full range of banking services to individual and corporate customers through its subsidiaries and branch banks across Nebraska and Iowa. FirsTier is subject to competition from other financial institutions.

     FirsTier is a Bank Holding Company, and as such, is subject to the regulations of certain federal agencies which oversee banking-related activities, and undergoes periodic examinations by those regulatory authorities.

SECURITIES

     The Financial Accounting Standards Board ("FASB") has issued Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities", effective for fiscal years beginning after December 15, 1993. SFAS 115 requires the classification of securities as held to maturity, available for sale, or trading. Only those securities classified as held to maturity, which management has the positive intent and ability to hold to maturity, are reported at amortized cost. Available for sale and trading securities are reported at fair value with unrealized gains and losses included as a separate component of stockholders' equity or income, respectively. Realized gains or losses on all classifications of securities are computed under the specific identification method and are reported in the Consolidated Statements of Income.

     FirsTier adopted SFAS No. 115 on January 1, 1994, which resulted in the recording of securities available for sale with a fair value of $273,961,000 and a corresponding increase to stockholders' equity of $5,889,000 which represented the net unrealized gain (after tax effect) of the securities so classified.

     Prior to 1994, securities were classified as held to maturity or held for sale with each accounted for at amortized cost.

LOANS AND LEASES

     Loans are stated at the principal amount outstanding, net of unamortized origination fees and costs. Interest income on discounted loans is recognized using methods which approximate the interest method. Interest income on other loans is recognized using the simple interest method based upon the principal amount outstanding.

     The accrual of interest is discontinued when, in management's judgment, there is a clear indication that the borrower's cash flow may not be sufficient to meet payments as they become due. Such loans are also placed on non-accrual when principal or interest is past due ninety days or more, unless the loan is well-secured and in the process of collection.

     Interest payments received on non-accrual loans are applied to principal if there is any doubt as to the collectibility of such principal; otherwise these receipts are recorded as interest income.

     Loan fees and direct costs of loan originations are deferred and amortized over the life of the loans under methods approximating the interest method.

     FirsTier is engaged in both direct and leveraged lease transactions. The leases are accounted for by the financing method. Income is recognized over the lease periods in proportion to the unrecovered investment in the leases after consideration of investment tax credits and other related income tax effects.

ALLOWANCE FOR LOAN AND LEASE LOSSES

     The level of the allowance for loan and lease losses is based on management's evaluation of the loan portfolio, economic conditions, and other pertinent factors. The allowance is increased by provisions charged to earnings and reduced by charge-offs, net of recoveries.

     While management uses available information to recognize losses on loans and leases, future additions to the allowance could occur based on changes in economic conditions, particularly in Nebraska. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the adequacy of the allowance. Such agencies may require FirsTier to adjust the allowance based on their judgments about information available to them at the time of their examination. The level maintained is believed by management to be adequate to absorb all estimated inherent loss.

PREMISES AND EQUIPMENT

     Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are calculated on the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are amortized on the straight-line method over the shorter of the lease term or estimated useful life of the asset. Maintenance, repairs and minor improvements are charged to operating expenses as incurred.

OTHER REAL ESTATE OWNED

     Other real estate owned represents property acquired through foreclosure or deeded to FirsTier in lieu of foreclosure on real estate mortgage loans on which the borrowers have defaulted as to payment of principal and interest. Amounts maintained for other real estate owned are carried at the lower of cost or fair value and are included in "Other Assets" on the Consolidated Balance Sheets. Reductions in the balance of other real estate owned at the date of acquisition are charged to the allowance for loan and lease losses. Any subsequent write-downs to reflect current fair value are charged to non-interest expense. Future reductions in the fair market value of individual properties may be necessary based on changes in local or regional economic conditions.

EXCESS COSTS OF PURCHASED SUBSIDIARIES AND ASSETS

     The unamortized costs of acquired subsidiaries in excess of the fair value of underlying net tangible assets acquired are included in "Other Assets" in the Consolidated Balance Sheets and aggregated $11,205,000 and $13,224,000 at December 31, 1994 and 1993, respectively. A portion of such excess costs of assets was allocated to values associated with future earnings potential of acquired deposits and is being amortized over the estimated life of the deposits, an average of 15 years. The costs so identified were $2,825,000 and $3,210,000 at December 31, 1994 and 1993, respectively. The remaining excess costs (goodwill) are being amortized on a consistent basis with purchase price adjustments over periods ranging from 5 to 20 years.

     In the Parent Company Only Balance Sheet (Note 18), unamortized costs of the acquisition of the Lincoln Bank and the Norfolk Bank in excess of the fair value of underlying net tangible assets acquired, aggregating $7,035,000 and $8,566,000 at December 31, 1994 and 1993, respectively, represent goodwill and are also being amortized on a consistent basis with purchase price adjustments over periods ranging from 5 to 20 years.

     Mortgage servicing rights which totalled $1,543,000 and $1,596,000 as of December 31, 1994 and 1993, represent the unamortized cost of mortgage servicing purchased from others. These costs are amortized in proportion to, and over the period of, estimated net servicing income. The amortization is recorded as a reduction of other non-interest income.

INTEREST RATE SWAP AGREEMENTS

     FirsTier, through its financial institution subsidiaries, has entered into interest rate swap agreements as a means of managing its interest rate exposure. The differential to be paid or received on interest rate swap agreements is recognized as an adjustment to interest income over the life of the agreements.

INCOME TAXES

     FirsTier files a consolidated Federal income tax return. In February 1992, the FASB issued SFAS No. 109, "Accounting for Income Taxes." SFAS 109 requires a change from the deferred method of accounting for income taxes of APB Opinion 11 to the asset and liability method of accounting for income taxes. Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and the respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

     Effective January 1, 1992, FirsTier adopted SFAS 109 without any effect in the 1992 Consolidated Statement of Income. During 1993, as required by SFAS 109, the effect on deferred tax assets and liabilities due to the increase in the corporate income tax rate was recognized in income as an adjustment to income tax expense.

NET INCOME PER SHARE

     Net income per share computations are based on the average number of shares of common stock outstanding and equivalent common shares from dilutive stock options during the year. Average shares were 18,924,899 for 1994, 19,093,127 for 1993, and 19,032,005 for 1992. Net income per share amounts have been restated to reflect the three-for-two stock split effected as a 50% stock dividend effective June 30, 1994.

TRUST ACTIVITIES

     Securities and other property held by the estate and trust areas of the banking subsidiaries in a fiduciary or agency capacity are not included in the Consolidated Balance Sheets since such items are not assets of the banks. Trust income is recognized on the accrual basis.

STATEMENTS OF CASH FLOWS

     For purposes of these statements, FirsTier defines "Cash and due from banks"and "Federal funds sold and securities purchased under resale agreements" asits cash equivalents. FirsTier paid $93,581,000, $92,611,000, and $106,119,000 in interest on deposits and other borrowings, and $20,176,000, $20,012,000 and $19,560,000 for income taxes in 1994, 1993, and 1992, respectively.

IMPACT OF ACCOUNTING STANDARDS ISSUED BUT NOT YET ADOPTED

     The FASB has issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan" and SFAS No. 118 "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures." These Statements, effective for fiscal years beginning after December 15, 1994, generally require that impaired loans be meeasured based on the present value of expected future cash flows discounted at the loans' effective interest rate, the loans' observable market price, or at the fair value of the underlying collateral if the loan is collateral dependent. On January 1, 1995, FirsTier adopted SFAS No. 114 and SFAS No. 118 with no material impact on the Consolidated Financial Statements.

RECLASSIFICATION OF ACCOUNTS

     Certain accounts in the prior years' financial statements have been reclassified to conform with the current year presentation. Such reclassifications had no effect on net income.


                          2. ACQUISITIONS AND MERGERS

     On August 6, 1995, FirsTier entered into an Agreement of Merger and Consolidation with First Bank System, Inc. ("FBS"), pursuant to which FirsTier will merge with and into FBS. As a result of the merger, each outstanding share of FirsTier's common stock will be converted into the right to receive 0.8829 shares of common stock of FBS, or cash in lieu of fractional shares otherwise deliverable in respect thereof. The merger is conditioned upon, among other things, approval by holders of two-thirds of the outstanding shares of FirsTier's common stock and upon the receipt of necessary regulatory and governmental approvals.

     FirsTier also signed an agreement on October 7, 1994, with First Continental Financial, Inc., a Nebraska based bank holding company which owns River City National Bank ("River City") located in Omaha, Nebraska. River City, with assets of approximately $41 million and three branches in Omaha, was merged into the Omaha Bank upon acquisition. Consummation of the transaction occurred April 1, 1995 and was accounted for as a purchase transaction.

     On March 14, 1994, FirsTier signed a letter of intent to acquire Cornerstone Bank Group, Inc. ("Cornerstone") headquartered in Council Bluffs, Iowa. Terms of the agreement called for an exchange of stock which equated to 1,555,075 shares of FirsTier common stock. The transaction was consummated on January 3, 1995, and has been accounted for as pooling of interests. All appropriate financial statements, footnotes and other information (unless so noted due to immateriality), have been restated for all periods presented herein as a result of the Cornerstone affiliation. Cornerstone, with consolidated assets of approximately $356 million as of December 31, 1994, held majority ownership of the stock of First National Bank, Council Bluffs, Iowa; Nevada National Bank, Nevada, Iowa; Valley State Bank, Rock Valley, Iowa; and Security Savings Bank, Williamsburg, Iowa.


                          3.  CASH AND DUE FROM BANKS

     The Bank subsidiaries of FirsTier are required to maintain reserve balances with the Federal Reserve Bank. The average amount of these restricted balances for the year ended December 31, 1994 was $32,186,000.

                           4.  INVESTMENT SECURITIES

     As of December 31, 1994, the amortized cost and approximate fair value of investments in securities follow:

                              Amortized    Unrealized     Unrealized     Fair
                                 Cost         Gains         Losses       Value
                              ----------   ----------     ----------     ------
                                              ($ in thousands)
SECURITIES
AVAILABLE FOR SALE             $ 88,252          0           1,182       87,070
U.S. Treasury securities
Obligations of other U.S.
 government agencies and
 corporations                   121,016        275           3,924      117,367
Agency mortgage-backed
 securities                      25,285         83             455       24,913
Obligations of state and
 political subdivisions           5,199          0             433        4,766
Other securities                 11,058        607             514       11,151
                               --------      -----          ------      -------
                               $250,810        965           6,508      245,267
                               ========      =====          ======      =======

INVESTMENT SECURITIES
U.S. Treasury securities       $  7,705          0             132        7,573
Obligations of other U.S.
 government agencies and
 corporations                    52,284         28           2,173       50,139
Agency mortgage-backed
 securities                     243,434        236          17,876      225,794
Obligations of state and
 political subdivisions         356,996      3,833          16,245      344,584
Other securities                 32,038         28              26       32,040
                               --------      -----          ------      -------
                               $692,457      4,125          36,452      660,130
                               ========      =====          ======      =======

     As of December 31, 1993, the amortized cost and approximate fair value of investments in securities follow:

                               Amortized     Unrealized   Unrealized     Fair
                                 Cost          Gains        Losses       Value
                               ---------     ----------   ----------     -----
                                                ($ in thousands)
INVESTMENT SECURITIES
U.S. Treasury securities      $  123,443        3,231          13        126,661
Obligations of other U.S.
 government agencies and
 corporations                     80,689        2,160          25         82,824
Agency mortgage-backed
 securities                      344,012        4,385         610        347,787
 Obligations of state and
 political subdivisions          296,322       18,608         345        314,585
Other securities                  27,640          346         263         27,723
                              ----------       ------     -------      ---------
                                 872,106       28,730       1,256        899,580


SECURITIES HELD FOR SALE
U.S. Treasury securities          42,399        2,906           0         45,305
Obligations of other U.S.
 agencies and corporations       120,215        5,053           2        125,266
                              ----------       ------     -------      ---------
                                 162,614        7,959           2        170,571
                              ----------       ------     -------      ---------
Total investment securities   $1,034,720       36,689       1,258      1,070,151
                              ==========       ======     =======      =========

     Securities with an aggregate par value of $591,616,000 and $527,742,000 at December 31, 1994 and 1993, respectively, were pledged to secure public and trust deposits, and for other purposes required by law.

                              5. LOANS AND LEASES

   The composition of the loan and lease portfolio at December 31, follows:


CLASSIFICATION:
                                             1994        1993
                                          ----------  ---------
     Commercial and industrial..........  $  466,363    429,358
     Real estate - construction.........      36,360     39,588
     Real estate - mortgage.............     643,790    579,402
     Agricultural.......................     235,963    242,725
     Financial institutions.............      67,880     64,836
     Individuals........................     588,506    474,582
     Direct lease financing.............       7,091      7,598
     Industrial development
       revenue obligations..............      21,599     33,529
     Other..............................      81,716     81,136
                                          ----------  ---------
                                          $2,149,268  1,952,754


     Less allowance for loan
        and lease losses................      53,251     54,328
                                          ----------  ---------

     Balance at December 31.............  $2,096,017  1,898,426
                                          ==========  =========

     Under-performing loans, defined as loans not accruing interest, loans past due 90 days or more and restructured loans, totalled $12,665,000 at December 31, 1994 or .59% of outstanding loans and leases. This compares to $15,869,000 at December 31, 1993 or .81% of outstanding loans and leases. The significant 1994 and 1993 under-performing loans were concentrated in the areas of real estate and commercial loans.

     Total interest income foregone on under-performing loans at year end was $876,000, $1,320,000, and $1,579,000 for the years ended December 31, 1994,
1993, and 1992, respectively.

     FirsTier and its subsidiaries have granted loans to its officers and directors (including their related interests). The aggregate dollar amount of these loans was $76,242,000, and $54,462,000 at December 31, 1994 and 1993,
respectively. During 1994, $129,931,000 of new loans were made, and repayments totalled $108,196,000. All such loans were made on substantially the same terms, including interest rate and collateral, as those prevailing at the same time for comparable transactions with other persons.

                     6. ALLOWANCE FOR LOAN AND LEASE LOSSES

     Transactions in the allowance for loan and lease losses for the years ended December 31, follow:

                                         1994          1993        1992
                                        -------       ------     --------
                                                ($ in thousands)
Balance at beginning of year            $54,328       50,365       45,575
Addition due to acquisition
  and other                                   0          363          838

Additions/(deductions)
  Amounts charged off                    (5,433)      (8,985)     (10,273)
  Recoveries on amounts
    charged off                           4,565        7,144        4,520
                                        -------       ------     --------
    Net charge-offs                        (868)      (1,841)      (5,753)
Provision for loan and
lease losses                               (209)       5,441        9,705
                                        -------       ------     --------

Balance at December 31                  $53,251       54,328     $ 50,365
                                        =======       ======     ========

                           7.  PREMISES AND EQUIPMENT

   A summary of premises and equipment at December 31, follows:

                                             1994        1993
                                            -------     ------
                                             ($ in thousands)
Land and buildings......................... $48,631     47,427
Furniture and equipment....................  33,561     36,442
Leasehold improvements.....................   8,866      9,334
Capitalized leases, net....................   5,777      6,118
                                             ------     ------
                                             96,835     99,321

Less accumulated depreciation
  and amortization.........................  47,454     48,692
                                            -------     ------
    Net premises and
     equipment............................. $49,381     50,629
                                            =======     ======


     Accumulated amortization of capital leases was $6,896,000 and $6,556,000 at December 31, 1994 and 1993, respectively.

     At December 31, 1994, FirsTier and its subsidiaries leased land, buildings and equipment under noncancelable leases. These premises are used primarily for banking purposes. Some of the leases contain clauses which provide for executory costs (insurance, taxes, etc.) to be reimbursed to the lessor. The two primary capitalized lease commitments are for the Omaha Bank's main banking facility and parking garage which expire in the year 2009 and 2016, respectively.

     Total rental expense for operating leases was $3,290,000, $3,581,000 and $3,786,000 for the years ended December 31, 1994, 1993 and 1992, respectively. Minimum rentals included in rental expense were $2,388,000, $1,988,000 and $2,362,000, respectively.

     The minimum annual rentals, excluding executory costs, for the years 1995 through 1999, the aggregate rental expense for the three succeeding five-year periods, and the total rentals due thereafter are as follows:

                                                 TYPE OF LEASE
                                                 -------------
Year Ending December 31,                    Capitalized  Operating
                                            -----------  ---------
                                               ($ in thousands)
1995....................................      $ 1,226      2,313
1996....................................        1,226      1,899
1997....................................        1,226      1,599
1998....................................        1,226      1,194
1999....................................        1,226        888
2000-2004...............................        6,128      1,657
2005-2009...............................        6,126        602
2010-2014...............................        1,556        527
2015-2073...............................          594      3,020
                                              -------     ------
                                               20,534     13,699
Less amount representing interest at 9.0%      10,532     ======
                                              -------
  Present value of minimum lease payments     $10,002
                                              =======

     The operating lease amounts do not include future minimum rentals to be received under noncancelable subleases which total $7,450,000.

     Occupancy expense has been reduced by rental income from leased premises of $1,835,000 in 1994, $1,650,000 in 1993 and $1,580,000 in 1992.

                           8.  SHORT-TERM BORROWINGS

     A summary of funds borrowed and the related average interest rates at December 31, follows:

                                             Amount         Weighted Average
                                           Outstanding       Interest Rate
                                           -----------      ----------------
                                                 ($ in thousands)
1994
- ----
Federal funds purchased and
securities sold under                       $170,090              3.77%
agreements to repurchase..................  ========

1993
- ----
Federal funds purchased and
securities sold under                       $235,075              2.65%
agreements to repurchase .................  ========

                                      9. DEBT

Consolidated debt at December 31, consisted of:

                                                   1994            1993
                                                 --------         ------
                                                      ($ thousands)
          Federal Home Loan Bank advances (a)
            Omaha Bank                           $100,000         50,000
            Lincoln Bank                           42,500             --
            Council Bluffs Bank                     6,500          6,500
            Valley State Bank                       1,000             --
            Nevada National Bank                       --          2,525
                                                 --------         ------
                                                 $150,000         59,025
                                                 ========         ======

          Long-term debt

            Omaha Bank capitalized lease         $ 10,002         10,256
            Lincoln Bank building mortgage (b)      2,191          2,451
                                                 --------         ------
                                                 $ 12,193         12,707
                                                 ========         ======

(a) Federal Home Loan Bank ("FHLB") advances are secured by pledges of real estate loans, certain mortgage-backed securities, and the capital stock of the FHLB. At December 31, 1994, interest rates, both fixed and variable, ranged from 5.488% to 6.95%. The advances mature at dates which range from April, 1996 to April, 1997 .


(b) Mortgage note payable consists of a 7.875% note collateralized by Lincoln Bank's main facility. The note is payable with principal and interest due in monthly installments of $42,417 through March 2001.

  Approximate aggregate maturities of debt for each of the next five years are as follows:

                                                Long-term
                                       FHLB        Debt
                                       ----     ---------
                                        ($ in thousands)

   1995............................. $ 7,500       606
   1996.............................  92,500       659
   1997.............................  50,000       717
   1998.............................      --       781
   1999.............................      --       849

                                10. INCOME TAXES

     As discussed in Note 1, SFAS 109 was adopted as of January 1, 1992. This change in the method of accounting for income taxes did not have a cumulative effect on the consolidated statement of earnings for the year ended December 31, 1992.

     Income tax expense attributable to income from operations consists of:

                                   1994          1993          1992
                                   ----          ----          ----
                                           ($ in thousands)
Current tax expense              $17,706        21,596        18,114
Deferred tax expense (benefit)      (135)       (2,827)       (1,987)
                                 -------        ------        ------
                                 $17,571        18,769        16,127
                                 =======        ======        ======

     A reconciliation between statutory Federal income tax and FirsTier's effective tax follows:

                                   1994          1993          1992
                                   ----          ----          ----
                                           ($ in thousands)
FIT - statutory rate             $23,941        24,445        20,276

Increase (decrease) in tax
 Tax exempt interest              (7,362)       (6,447)       (5,382)
 State taxes, net                    833           946           861
 Goodwill                            302           234           285
 Adjustment to deferred tax
  assets for tax rate change           0          (292)            0
 Other items                        (143)         (117)           87
                                 -------        ------        ------
                                 $17,571        18,769        16,127
                                 =======        ======        ======

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1994, 1993, and 1992 are presented below:

Deferred tax assets:
                                      1994       1993      1992
                                    --------    ------    ------
 Allowance for loan and
  lease losses                      $ 17,230    17,361    15,286
 Discount accretion                      542       653       488
 Vacation pay accrual                    800       765       696
 Postretirement medical accrual          710       657       589
 Deferred compenstation plans          1,419     1,273     1,102
 Accrued expenses for
  financial reporting                  1,643     2,291     2,581
 Capitalized leases for
  financial reporting                  1,479     1,448     1,370
 Other                                   392       341       741
                                    --------   -------   -------
  Total gross deferred assets         24,215    24,789    22,853
  Less valuation allowance                 0         0         0
                                    --------   -------   -------
  Total deferred tax assets           24,215    24,789    22,853
                                    --------   -------   -------

Deferred tax liabilities:
  Plant & equipment, principally
   depreciation                       (2,087)   (2,017)   (2,207)
  Leveraged leases                    (3,038)   (3,433)   (4,085)
  Pension plan overfunding            (4,579)   (4,418)   (4,120)
  Other                               (1,754)   (2,299)   (2,646)
                                    --------   -------   -------
   Total gross deferred
   tax liabilities                   (11,458)  (12,167)  (13,058)
                                    --------   -------   -------
   Net deferred tax asset           $ 12,757    12,622     9,795
                                    ========   =======   =======

     There was no valuation allowance for deferred tax assets as of the date SFAS 109 was adopted.

     The net deferred tax asset is included in "Other Assets" on the Consolidated Balance Sheets.

     At December 31, 1994, FirsTier does not have an alternative minimum tax, net operating loss or business credit carryforward for book or tax purposes.


                           11. EMPLOYEE BENEFIT PLANS

     FirsTier has a qualified noncontributory, defined benefit retirement plan ("Retirement Plan") for eligible officers and employees. The Retirement Plan provides monthly payments which are based upon years of service, the average monthly pay and the social security offset. FirsTier's annual contribution to the Retirement Plan is an amount which is actuarially determined to provide the Retirement Plan with sufficient assets to meet future benefit requirements.

     Net periodic pension cost resulted in credits of $472,000, $505,000 and $656,000 for 1994, 1993 and 1992, respectively, which is comprised of the following:

                                                  1994      1993      1992
                                                -------    ------    ------
                                                       ($ in thousands)
Service cost - benefits earned
 during the period............................  $ 1,498     1,288     1,284
Interest cost on projected
 benefit obligations..........................    1,700     1,532     1,450
Actual return on plan assets..................      584    (3,751)   (1,891)
Net amortization and deferral.................   (4,254)      426    (1,499)
                                                -------    ------    ------
                                                $  (472)     (505)     (656)
                                                =======    ======    ======

     The following table summarizes the funded status of the Retirement Plan and the related amounts recognized in FirsTier's Consolidated Balance Sheets as of December 31:

                                                 1994       1993     1992
                                                -------    ------   -------
                                                      ($ in thousands)
Actuarial present value of
  benefit obligations:
   Vested.....................................  $17,022    15,684    13,986
   Nonvested..................................      534       642       472
                                                -------    ------   -------
   Accumulated benefit
     obligations..............................  $17,556    16,326    14,458
                                                =======    ======   =======
Projected benefit obligation..................  $24,177    23,365    21,818
Plan assets at fair value, primarily
  common funds managed by the
  Omaha and Lincoln Banks,
    listed stocks and U.S. Bonds..............   41,803    42,871    39,564
                                                -------    ------   -------
Excess of plan assets over
  projected benefit obligation................  $17,626    19,506    17,746
                                                =======    ======   =======
Pension asset recognized in
 other assets in the
 consolidated balance sheets..................  $13,083    12,611    12,105
Unrecognized net gain.........................    3,340     5,529     4,111
Unrecognized prior service cost...............     (342)     (390)     (438)
Unrecognized net asset........................    1,545     1,756     1,968
                                                -------    ------   -------
                                                $17,626    19,506   $17,746
                                                =======    ======   =======

     The actuarial assumptions used as of December 31, 1994, 1993, 1992, in determining the pension expense, and funded status information shown above included a discount rate of 7.75% for 1994, 7.25% for 1993 and 7.50% for 1992, a rate of salary progression of 4.00%, and a long term rate of return of 8.00% for 1994, 1993 and 1992.

     Certain key executives are covered under an unfunded supplemental retirement plan ("Supplemental Plan"). The Supplemental Plan is a noncontributory, nonqualified, defined benefit plan that provides defined pension benefits in excess of limits imposed by federal tax law. At December 31, 1994, the projected benefit obligation for this plan totalled $2,212,000, of which $212,000 was subject to later amortization. The remaining $2,000,000 is included in "Other Liabilities" in the Consolidated Balance

Sheets. At December 31, 1993, the projected benefit obligation for this plan totalled $2,538,000 of which $476,000 was subject to later amortization. The remaining $2,062,000 is included in "Other Liabilities" in the Consolidated Balance Sheets. Pension costs for this plan were $442,000 in 1994, $329,000 in 1993, and $328,000 in 1992.

     FirsTier has a profit sharing plan in which substantially all regular full-time employees are participants. The annual contribution to the plan was $3,288,468 for 1994, $3,173,817 for 1993 and $2,892,411 for 1992.

     In 1991, FirsTier adopted the Omnibus Equity Plan (the "Plan") which amends, restates and combines the Company's 1985 Incentive Stock Option Plan ("ISO"), the Restricted Stock Bonus Plan ("Restricted"), the Phantom Stock Unit Plan ("Phantom"), and the Discounted Non-Qualified Stock Option Plan ("NSO"). In addition it provides for a Stock Appreciation Rights Plan and other stockbased awards and other benefits.

     Under the Plan, the maximum number of shares of common stock or stock units which may be issued to key employees and directors for all purposes is 1,500,000. As of December 31, 1994, 98,400 units were available for granting. Stock and stock units granted, expired and exercised under the various plans are summarized as follows:

                                ISO      NSO      Phantom   Restricted    Total
                              -------   -------   -------   ----------   --------
Total outstanding as of
 January 1, 1992............  324,645   169,200    84,600     25,500      603,945
  Granted during 1992.......  167,250    21,600    77,400         --      266,250
  Exercised during 1992.....  (59,964)       --   (66,600)   (15,000)    (141,564)
  Expired during 1992.......       --        --        --         --           --
                              -------   -------   -------    -------     --------
Total outstanding as of
 December 31, 1992..........  431,931   190,800    95,400     10,500      728,631
  Granted during 1993.......   75,000        --        --         --       75,000
  Exercised during 1993.....  (38,167)  (90,000)  (30,000)        --     (158,167)
  Expired during 1993.......   (4,500)  (18,000)   (9,000)        --      (31,500)
                              -------   -------   -------    -------     --------
Total outstanding as of
 December 31, 1993..........  464,264    82,800    56,400     10,500      613,964
  Granted during 1994.......   93,000    13,000     6,500         --      112,500
  Exercised during 1994.....  (45,249)       --        --         --      (45,249)
  Expired during 1994.......   (2,250)       --        --         --       (2,250)
                              -------   -------   -------    -------     --------
Total outstanding as of
 December 31, 1994..........  509,765    95,800    62,900     10,500      678,965
                              =======   =======   =======    =======     ========

     No stock appreciation rights had been granted as of December 31, 1994.

     Under the restricted stock bonus plan, shares of common stock for FirsTier may be awarded at no cost to the recipient. Restrictions exist as to transferability and disposal of the shares and continuity of employment. The market value of the stock at the date of the award is being amortized over five years, the length of time that restrictions exist.

     Under the phantom stock plan, each stock unit granted entitles a participant to receive the value differential, if any, between the market value of one share of common stock of FirsTier on the date of the award and the market value of such share on the fifth anniversary from the date of the award, plus the value of all dividends declared during the same five year period. The grant of an award does not entitle a participant to any rights as a stockholder.

     Options granted as incentive stock options (which allow the purchase of FirsTier stock at not less than the market value on the date of grant) and discounted non-qualified stock options (which allow the purchase of FirsTier stock at 70% of market value on the date of grant) are summarized as follows:

                              1994                1993               1992
                       -----------------  ------------------  -----------------
                                 Average             Average            Average
                                  Option              Option             Option
                        Shares    Price    Shares     Price    Shares    Price
                       -------   -------  --------   -------  -------   -------
Options Outstanding
 beginning of year...  547,064    $17.60   622,731   $14.00   493,845   $10.76
Exercised............  (45,249)    10.92  (128,167)    9.60   (59,964)    9.67
Expired..............   (2,250)    15.21   (22,500)   13.52        --       --
Granted..............  106,000     29.62    75,000    32.59   188,850    21.11
                       -------    ------  --------   ------   -------   ------
Options Outstanding,
 end of year.........  605,565    $20.21   547,064   $17.60   622,731   $14.00
                       =======    ======  ========   ======   =======   ======

     In 1991, FirsTier amended its postretirement health care plan ("Health Plan") which provides health care benefits to its eligible retired employees. The amended Health Plan is a "defined-dollar capped plan" which pays monthly subsidies up to established defined dollar caps, which vary depending on single or family coverage, the participant's years of service, age and date of retirement. Employees providing less than ten years of service before retirement are not eligible for Health Plan benefits. Prior to its amendment, the Health Plan subsidized approximately 70% of the cost of each retiree's covered benefits.

     Following the amendment of the Health Plan in 1991, FirsTier elected the early application of SFAS No. 106, "Employer's Accounting for Postretirement Benefits Other Than Pensions." This accounting standard generally requires employers to accrue and expense postretirement benefits during the periods that employees perform services and is based upon the discounted present value of actuarially determined future benefit costs for all employees. For years prior to 1991, FirsTier recognized covered benefits as expense when paid.

     The Health Plan is not currently funded by FirsTier. The following table summarizes the accumulated postretirement benefit obligation for the Health Plan which is recognized in FirsTier's Consolidated Balance Sheets as of December 31:

                                                          1994     1993   1992
                                                         ------   -----   -----
                                                            ($ in thousands)
Retirees..............................................   $1,737   1,016   1,728
Fully eligible active plan participants...............      401     583     313
Other active plan participants........................      366     743     315
Unrecognized net loss.................................     (611)   (464)   (628)
                                                         ------   -----   -----
                                                         $1,893   1,878   1,728
                                                         ======   =====   =====

     The next periodic Health Plan cost included the following components for the years ended:

                                                            1994   1993   1992
                                                            ----   ----   ----
                                                              ($ in thousands)
Interest cost on accumulated postretirement benefit
  obligation..............................................  $185    170    184
Service cost-benefits attributed to service during the
  period..................................................    47     77     31
Amortization of unrecognized net loss.....................    28     35     --
                                                            ----    ---    ---
                                                            $260    282    215
                                                            ====    ===    ===

     For measurement purposes, a 10% annual rate of increase in the per capita cost of covered health care benefits was assumed for 1994; the rate was assumed to decrease gradually to 5% for 1999 and remain at that level thereafter. The health care cost trend rate assumption has a small effect on the amounts reported because benefits for most participants are capped at specific dollar amounts. To illustrate, increasing the assumed health care cost trend rates by 1 percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1994 by only $17,000 and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for the year then ended by $2,000.

     The weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 7.75% for 1994, 7.5% for 1993, and 8% for 1992.

                              12. OTHER EXPENSES

     The composition of Other Expenses at December 31, follows:

                                       1994      1993      1992
                                     -------   -------   -------
                                           ($ in thousands)
             Fees and services       $ 5,039   $ 6,067   $ 6,116
             Communication expense     5,137     5,117     5,226
             Business promotion        6,048     5,110     4,709
             FDIC insurance            5,946     5,895     5,775
             Other expense            11,627    12,219     8,610
                                     -------   -------   -------
                                     $33,797   $34,408   $30,436
                                     =======   =======   =======

                            13. DIVIDEND LIMITATION

     At December 31, 1994, $63,125,281 of undistributed earnings of the Bank subsidiaries included in consolidated retained earnings were available for distribution as dividends to the Parent Company without the prior approval of the Comptroller of the Currency.


                      14.  COMMITMENTS AND CONTINGENCIES

     FirsTier is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, standby letters of credit and financial guarantees, and interest rate swaps. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the Consolidated Balance Sheets. The contract or notional amounts of those instruments reflect the extent of involvement FirsTier has in particular classes of financial instruments.

     FirsTier's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. FirsTier uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. For interest rate swap transactions the notional amounts do not represent exposure to credit loss.

                                               Contract or
                                             Notional Amount
                                              at December 31
                                          ----------------------
                                             ($ in thousands)
                                            1994          1993
                                          ---------    ---------
Financial instruments whose contact
 amounts represent credit risk:
  Commitments to extend credit..........  1,407,729    1,255,903
  Standby letters of credit.............     38,649       31,234
  Interest rate swaps...................    135,000      100,000

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. FirsTier evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by FirsTier upon extension of credit is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant, and equipment, and income-producing commercial properties.

     Standby letters of credit are conditional commitments issued by FirsTier to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including contract and financial performance, bond financing, and similar transactions. Short-term commitments of one year and less total $49,694,000 and $34,455,000 at December 31, 1994 and 1993, respectively. Commitments, which extend beyond 5 years and total $98,000 and $3,639,000 at December 31, 1994 and 1993, respectively, expire in decreasing amounts through 2000 for both years. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. FirsTier holds marketable securities, cash deposits and other property as collateral supporting those commitments for which collateral is deemed necessary.

     Interest rate swap transactions generally involve the exchange of fixed and floating rate interest payment obligations without the exchange of the underlying principal amounts and are used as part of asset and liability management. FirsTier had interest rate swap agreements with a notional principal amount of $135 million at December 31, 1994, and $100 million at December 31, 1993. The agreements, which terminate over the next three years, change FirsTier's interest rate exposure on loans which reprice on a quarterly basis to a fixed rate over the terms of the agreements.

     Entering into interest rate swap agreements involves not only the risk of dealing with counterparties and their ability to meet the terms of the contracts but also the interest rate risk associated with unmatched positions. Notional principal amounts often are used to express the volume of these transactions, but the amounts potentially subject to credit risk are much smaller. At December 31, 1994 FirsTier was in a payable position relative to its swap agreement counterparties on all outstanding swaps.

     Various legal proceedings which have arisen in the ordinary course of business are currently pending against FirsTier and its subsidiaries. In the opinion of management, resulting liability, if any, arising from these actions, will not be material with respect to the consolidated financial position or results of operations.


                    15. FAIR VALUE OF FINANCIAL INSTRUMENTS

     In December 1991, the FASB issued SFAS No. 107, "Disclosures About Fair Value of Financial Institutions." SFAS No. 107 requires all entities to disclose the fair value of financial instruments, both assets and liabilities recognized and not recognized in the balance sheet, for which it is practicable to estimate fair value.

     Carrying amounts and estimated fair values for financial instruments as of December 31:

                                                   1994
                                           -------------------
                                            Carrying    Fair
                                             Amount     Value
                                           ---------  ---------
                                             ($ in thousands)
ASSETS
 Cash and short-term investments.........    251,756    251,756
 Securities available for sale...........    245,267    245,267
 Securities held to maturity.............    692,457    660,130
 Loans, net..............................  2,096,017  2,122,315
LIABILITIES
 Deposits................................  2,814,826  2,809,102
 Short-term borrowings...................    170,090    170,090
 Federal Home Loan Bank borrowings.......    150,000    149,886
 Long-term debt..........................     12,193     12,286
OFF-BALANCE SHEET FINANCIAL INSTRUMENTS
 Interest rate swap agreements...........         --     (6,999)
 Commitments and letters of credit.......  1,446,378  1,446,378

                                                   1993
                                           --------------------
                                           Carrying    Fair
                                            Amount     Value
                                           ---------  ---------
                                             ($ in thousands)
ASSETS
 Cash and short-term investments.........    221,823    221,823
 Investment securities...................  1,034,720  1,070,151
 Loans, net..............................  1,898,426  1,950,646
LIABILITIES
 Deposits................................  2,720,835  2,732,557
 Short-term borrowings...................    235,075    235,075
 Federal Home Loan Bank borrowings.......     59,025     59,025
 Long-term debt..........................     12,707     13,025
OFF-BALANCE SHEET FINANCIAL INSTRUMENTS
 Interest rate swap agreements...........         --        (96)
 Commitments and letters of credit.......  1,287,137  1,287,137

     Fair values for financial instruments were based on various assumptions and estimates as of a specific point in time and may vary significantly from amounts that will be realized in actual transactions. In addition, certain financial instruments and all non-financial instruments were excluded from the fair value disclosure requirements. Therefore, the fair values presented above should not be construed as the underlying value of FirsTier.

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

     Cash and short-term investments

     For short-term investments, the carrying amount is a reasonable estimate of fair value.

     Securities

     For securities, fair values are based on quoted market prices or dealer quotes. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

     Loan receivables

     The carrying amounts of credit card loans and financing leases are estimated to be fair values. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

     Deposit liabilities

     The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturity.

     Short-term borrowings

     For short-term borrowings, the carrying amount is a reasonable estimate of fair value.

     Debt

     The book value of capitalized leases is a reasonable estimate of fair value. Rates currently available to the Bank for debt with similar terms and remaining maturities are used to estimate fair value of other debt.

     Interest rate swap agreements

     The fair value of interest rate swaps (used for hedging purposes) is the estimated amount that the Bank would receive or pay to terminate the swap agreements at the reporting date, taking into account current interest rates and the current creditworthiness of the swap counterparties.

     Commitments to extend credit, standby letters of credit, and financial guarantees written

     For commitments, guarantee and letters of credit, the carrying amounts are reasonable estimates of fair value.


                       16.  CONCENTRATION OF CREDIT RISK

     FirsTier grants commercial, agribusiness, commercial real estate and consumer loans primarily in Nebraska and Iowa. Although FirsTier has a diversified portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent upon the agribusiness economic sector present in this region.

     FirsTier has no Highly Leverage Transactions (HLT) as defined by federal bank regulatory agencies, nor does it have any loans to lesser developed countries.

                   17.  QUARTERLY FINANCIAL DATA (UNAUDITED)

The following summary of quarterly results of operations for the years ended December 31, has not been audited by the independent auditors and, accordingly, they do not express an opinion on such quarterly information:

                                              Three Months Ended,
                                       ----------------------------------
                                       Mar. 31  Jun. 30  Sep. 30  Dec. 31
                                       -------  -------  -------  -------
1994
- ----
Interest income                        $54,971   57,573   58,398   60,562
Net interest income                     33,716   34,271   33,338   33,007
Provision for loan and lease losses     (1,767)     177      370    1,011
Income before income taxes              18,593   19,054   19,005   11,826
Net income                              13,705   13,867   13,905    9,430

Net income per share                     $0.72     0.73     0.73     0.51
Average shares outstanding              19,060   18,991   18,881   18,767

1993
- ----
Interest income                        $55,552   56,662   56,188   55,424
Net interest income                     31,883   33,139   33,290   33,533
Provision for loan and lease losses      1,658      858    1,494    1,431
Income before income taxes              16,858   17,193   17,921   17,975
Net income                              12,391   12,546   13,045   13,196

Net income per share                     $0.65     0.66     0.68     0.69
Average shares outstanding              19,054   19,104   19,109   19,098

1992
- ----
Interest income                        $56,599   55,851   55,967   56,701
Net interest income                     28,401   29,949   30,949   32,405
Provision for loan and lease losses      1,758    3,410    2,447    2,090
Income before income taxes              12,489   14,970   16,075   16,068
Net income                               9,280   10,957   11,544   11,694

Net income per share                     $0.50     0.58     0.61     0.61
Average shares outstanding              19,019   19,031   19,038   19,046

                      18. CONDENSED FINANCIAL INFORMATION
                             (PARENT COMPANY ONLY)

FIRSTIER FINANCIAL, INC.:
Parent Company Only
                                                       December 31,
Condensed Balance Sheets                        --------------------------
                                                  1994               1993
                                                --------           -------
                                                    ($ in thousands)
ASSETS
Cash                                            $    498               140
Investment securities                             35,956            37,885
Investments in subsidiaries
  Banks                                          308,826           284,779
  Others                                           2,150             3,645
Premises and equipment, net                        1,019             1,032
Other assets                                      15,749            15,336
                                                --------           -------
   Total assets                                 $364,198           342,817
                                                ========           =======

LIABILITIES
Accounts payable                                  14,065            11,693
Long-term debt                                     7,900             5,200
                                                --------           -------
   Total liabilities                              21,965            16,893
                                                --------           -------
STOCKHOLDERS' EQUITY
Preferred stock - $30 par value;
  authorized 2,000,000 shares
Common stock - $5 par value;
  authorized 40,000,000 shares; issued
  and outstanding 18,927,195 shares in
  1994 and 12,618,160 shares in 1993 (a)          94,073            62,716
Surplus                                           10,338            13,295
Retained earnings                                255,862           252,092
Net unrealized securities losses                  (3,583)               --
                                                --------           -------
                                                 356,690           328,103
Less treasury stock, at cost, 455,090
  and 56,911 shares in 1994 and 1993 (a)          14,457             2,179
                                                --------           -------
   Total stockholders' equity                    342,233           325,924
                                                --------           -------
   Total liabilities and
    stockholders' equity                        $364,198           342,817
                                                ========           =======

(a) The number of shares at December 31, 1994 reflects the three-for-two stock split effected as a 50% stock dividend distributed June 30, 1994.

FIRSTIER FINANCIAL, INC.:
Parent Company Only                          Years Ended December 31,
                                             ------------------------
Condensed Statements of Income                 1994     1993    1992
                                             --------  ------  ------
                                                 ($ in thousands)
INCOME
  Dividends received from subsidiaries        $30,025  24,025  32,375
  Interest from subsidiaries                      849     776     321
  Other                                        14,577  13,345  14,715
                                              -------  ------  ------
    Total income                               45,451  38,146  47,411
                                              -------  ------  ------

EXPENSES
  Salaries and benefits                         6,096   5,838   6,338
  Interest                                        355     332     380
  Premises and equipment                          573     615     650
  Other                                         8,822   8,949   8,252
                                              -------  ------  ------
    Total expenses                             15,846  15,734  15,620
                                              -------  ------  ------
    Income before tax (expense) benefit
      and equity in undistributed income
      of subsidiaries                          29,605  22,412  31,791
Income tax (expense) benefit                      131     373      28
                                              -------  ------  ------
    Income before equity in undistributed
      income of subsidiaries                   29,736  22,785  31,819
Equity in undistributed income of
  subsidiaries                                 21,171  28,393  11,656
                                              -------  ------  ------
    Net income                                $50,907  51,178  43,475
                                              =======  ======  ======

FIRSTIER FINANCIAL, INC.:
Parent Company Only                                                     Years Ended December 31,
Condensed Statements of Cash Flows                              -------------------------------------
                                                                  1994          1993          1992
                                                                --------       -------       -------
                                                                          ($ in thousands)
CASH FLOWS FROM OPERATING  ACTIVITIES
  Net income                                                    $ 50,907        51,178         43,475
  Adjustments to reconcile net
    income to net cash provided by operating activities
      Equity in undistributed income of subsidiaries             (21,171)      (28,393)       (11,656)
      Other noncash adjustments                                    1,082         2,133            464
                                                                --------       -------        -------
       Net cash provided by operating activities                  30,818        24,918         32,283
                                                                --------       -------        -------

CASH FLOWS FROM INVESTING  ACTIVITIES
  Decrease (increase) in short-term investment securities        12, 005       (12,045)        (3,100)
  Net cash paid on acquisitions                                       --            --         (9,224)
  Purchases of investment securities                                  --        (2,249)        (2,411)
  Purchases of securities available for sale                     (10,453)           --             --
  Additional investment in subsidiary                             (3,500)       (1,492)            --
  Decrease in loans                                                   --           750          1,805
  Other, net                                                        (196)         (579)          (244)
                                                                --------       -------        -------
       Net cash provided (used) by investing activities           (2,144)      (15,615)       (13,174)
                                                                --------       -------        -------
 CASH FLOWS FROM FINANCING ACTIVITIES
  Principal payments on long-term debt                                --          (800)       (13,667)
  Proceeds from long-term debt                                     2,700         1,500          4,500
  Dividends and other payments to stockholders                   (18,185)      (11,451)        (8,086)
  Repurchases of common stock                                    (13,325)         (495)        (2,768)
  Other, net                                                         494         2,006            868
                                                                --------       -------        -------
       Net cash used by financing activities                     (28,316)       (9,240)       (19,153)
                                                                --------       -------        -------
Net (decrease) increase in cash                                      358            63            (44)
Cash at beginning of year                                            140            77            121
                                                                --------       -------        -------
Cash at end of year                                             $    498           140             77
                                                                ========       =======        =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
  Cash paid during the year -
   Interest                                                     $    355           340            528
                                                                ========       =======        =======

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Directors and Stockholders of FirsTier Financial, Inc.:

We have audited the accompanying consolidated balance sheets of FirsTier Financial, Inc. and Subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the consolidated financial statements as of and for the years ended December 31, 1993 and 1992, of Cornerstone Bank Group, Inc., a company acquired on January 3, 1995, in a transaction accounted for as a pooling of interests, as discussed in Note 2. Such statements are included in the consolidated financial statements of FirsTier Financial, Inc. and reflect total assets and net income of 10.22% and 6.31%, respectively, of the consolidated totals in 1993, and net income of 4.75% of the consolidated total in 1992. Those statements were audited by other auditors whose report has been furnished to us and our opinion, insofar as it relates to the amounts included for Cornerstone Bank Group, Inc., is based solely on the report of the other auditors.

We conducted our audits in accordance with generally accepted standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of FirsTier Financial, Inc. and Subsidiaries as of December 31, 1994 and 1993, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

/s/ Arthur Andersen LLP

Omaha, Nebraska
 August 28, 1995

                           FIRSTIER FINANCIAL, INC.
                     CONSOLIDATED CONDENSED BALANCE SHEETS
                            (Dollars in Thousands)
                                  (Unaudited)

                                                                                        June 30,    December 31,
                                                                                          1995          1994
                                                                                       ----------   ------------
ASSETS
 Cash and due from banks.............................................................  $  237,065      251,756
 Federal funds sold & securities purchased under resale agreements...................      82,465      119,845
 Securities available for sale (amortized cost $227,979 in 1995 and $250,811 in 1994)     232,604      245,267
 Investment securities (market value $753,562 in 1995 and $660,068 in 1994)..........     745,451      692,457
 Loans and leases....................................................................   2,197,878    2,149,268
  Less allowance for loan & lease losses.............................................      53,002       53,250
                                                                                       ----------    ---------
   Loans and leases, net.............................................................   2,144,876    2,096,018
                                                                                       ----------    ---------
 Premises and equipment, net.........................................................      50,321       49,381
 Accrued interest receivable.........................................................      31,532       29,700
 Other assets........................................................................      56,113       55,563
                                                                                       ----------    ---------
   Total assets......................................................................  $3,580,427    3,539,987
                                                                                       ==========    =========

LIABILITIES
 Demand, non-interest bearing........................................................  $  473,288      560,025
 Savings and interest checking.......................................................     866,925      874,647
 Time................................................................................   1,465,776    1,380,154
                                                                                       ----------    ---------
   Total deposits....................................................................   2,805,989    2,814,826

 Short-term borrowings...............................................................     186,346      170,090
 Federal Home Loan borrowings........................................................     156,500      150,000
 Other liabilities...................................................................      54,559       50,646
 Long-term debt......................................................................      11,915       12,193
                                                                                       ----------    ---------
   Total liabilities.................................................................   3,215,309    3,197,755
                                                                                       ----------    ---------

STOCKHOLDERS' EQUITY
 Preferred stock--$30 par value; authorized 2,000,000 shares.........................         --           --
 Common stock--$5 par value; authorized 40,000,000 shares; issued and outstanding:
  18,822,202 shares in 1995 and 18,814,695 in 1994...................................      94,111       94,073
 Surplus.............................................................................       5,876       10,338
 Retained earnings...................................................................     273,162      255,861
 Net unrealized securities gains (losses)............................................       2,837       (3,583)
                                                                                       ----------    ---------
                                                                                          375,986      356,689
 Less treasury stock, at cost 329,556 shares in 1995 and 455,050 shares in 1994......      10,868       14,457
                                                                                       ----------    ---------
   Total stockholders' equity........................................................     365,118      342,232
                                                                                       ----------    ---------
   Total liabilities & stockholders' equity..........................................  $3,580,427    3,539,987
                                                                                       ==========    =========

         See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME
(Unaudited) ($ in thousands, except per share amounts)                         4
- --------------------------------------------------------------------------------

                                                               Six Months Ended
                                                                    June 30
                                                                 1995     1994
                                                                 ----     ----
Interest Income
  Interest and fees on loans and leases
    Taxable..................................................   93,763   75,776
    Nontaxable...............................................      911    1,636
  Interest on securities
    Taxable..................................................   19,368   23,500
    Nontaxable...............................................   11,838   10,067
  Interest on federal funds sold and resale agreements.......    3,544    1,565
                                                               -------  -------
    Total interest income....................................  129,424  112,544
                                                               -------  -------
Interest Expense
  Interest on deposits
    Savings and interest checking............................   10,431    9,537
    Time.....................................................   40,381   29,217
  Interest on short-term and PHLB borrowings.................   10,626    5,190
  Interest on long-term debt.................................      589      613
                                                               -------  -------
    Total interest expense...................................   63,027   44,557
                                                               -------  -------
    Net interest income......................................   67,397   67,987
Provision for loan and leases losses.........................      538   (1,590)
                                                               -------  -------
    Net interest income after provision for loan and lease
     losses..................................................   66,859   69,577
                                                               -------  -------
Non-interest income
  Trust services.............................................    8,369    8,019
  Service charges on deposit accounts........................    8,395    7,834
  Credit card fees...........................................    4,651    4,280
  Securities gains, net......................................       10      212
  Other......................................................    6,421    6,895
                                                               -------  -------
    Total non-interest income................................   27,846   27,240
                                                               -------  -------
Non-interest expense
  Salaries and benefits......................................   28,017   27,660
  Premises and equipment.....................................    7,176    7,544
  Data processing fees.......................................    2,587    2,707
  Credit card processing expense.............................    2,738    2,729
  Amortization of goodwill...................................      859      806
  Other......................................................   15,768   17,724
                                                               -------  -------
    Total non-interest expense...............................   57,145   59,170
                                                               -------  -------
    Income before income tax expense.........................   37,560   37,647
    Income tax expense.......................................    9,924   10,075
                                                               -------  -------
Net income...................................................   37,636   27,572
                                                               =======  =======
Net income per share.........................................     1.48     1.45
                                                               =======  =======

CONSOLIDATED STATEMENTS OF
RETAINED EARNINGS
Six Months Ended June 30 (Unaudited)
($ in thousands)

                                        1995       1994
                                      --------   -------
Balance at January 1...............   $255,856   252,086
Net Income.........................     27,636    27,572
Cash dividends declared............     10,330     8,953
  ($.56 and $.52 per share in
  1995 and 1994, respectively)
Less transfer to Surplus...........          -    28,953
                                      --------   -------
Balance at June 30.................   $273,162   241,752
                                      ========   =======

                           FIRSTIER FINANCIAL, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                FOR THE SIX MONTHS ENDED JUNE 30, 1995 AND 1994
                               ($ in thousands)
                                  (Unaudited)

                                                                 1995      1994
                                                              ---------  --------
Net cash provided by operating activities
  Income from operations....................................  $  27,636    27,572

  Adjustments to reconcile net income to net cash
    provided by operations
      Provision for loan and lease losses...................        538    (1,590)
      Depreciation and amortization.........................      4,017     4,820
      Net increase in interest receivable...................     (1,484)   (1,617)
      Proceeds from sales of loans..........................     20,743    33,266
      Net (increase) decrease in other assets...............     (1,480)    2,355
      Net increase in other liabilities.....................      3,829       146
      Net gain on sale of securities available for sale.....        (10)     (212)
      Other, net............................................        (83)      (10)
                                                              ---------  --------
         Net cash provided by operations....................     53,706    64,730


Cash flows from investing activities
      Net cash received on acquisition......................      1,530        --
      Proceeds from sales of securities available for sale..     13,382    21,049
      Proceeds from maturities of investment securities.....     23,379   108,003
      Proceeds from maturities of securities available
        for sale............................................     52,597    19,938
      Purchases of investment securities....................    (47,559)  (68,215)
      Purchases of securities available for sale............    (59,996)  (65,209)
      Net increase in loans and leases......................    (46,902) (112,218)
      Proceeds from sale of premises and equipment..........        425        50
      Purchases of premises and equipment...................     (3,591)   (2,895)
      Purchases of mortgage servicing rights................       (673)     (188)
      Other, net............................................        108    (1,030)
                                                              ---------  --------
         Net cash used by investing activities..............    (67,300) (100,715)

Cash flows from financing activities
      Net increase in time deposits.........................     56,877    25,257
      Net decrease in demand deposits and savings accounts..   (102,577)  (92,769)
      Net increase in short-term borrowings.................     15,565    59,820
      Net increase in Federal Home Loan Bank borrowings.....      6,500   100,710
      Principal payments on long-term debt..................       (278)     (254)
      Payment of cash dividends.............................    (10,330)   (8,960)
      Repurchases of common stock...........................     (4,684)   (5,096)
      Proceeds from exercises of stock options..............        843        68
      Other, net............................................       (393)       --
                                                              ---------  --------
         Net cash provided (used) by financing activities...    (38,477)   78,778


Net increase (decrease) in cash and cash equivalents........    (52,071)   42,793
Cash and cash equivalents at beginning of period............    371,601   331,848
                                                              ---------  --------
Cash and cash equivalents at end of period..................  $ 319,530   374,641
                                                              =========  ========

         See accompanying notes to consolidated financial statements.

                           FIRSTIER FINANCIAL, INC.

PART I.  FINANCIAL INFORMATION

Item 1. Notes To Consolidated Financial Statements

     1. The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included.

     2. Operating results for the six month period ended June 30, 1995, are not necessarily indicative of the results that may be expected for the year ended December 31, 1995. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's annual report on Form 10-K for the year ended December 31, 1994.

     3. Income per share computations are based on average shares of common stock outstanding, including common stock equivalents, which total 18,667,172 and 19,025,494 for the six months ended June 30, 1995 and 1994.

     4. See notes to consolidated financial statements included on page 6 of FirsTier Financial, Inc.'s June 30, 1995 Quarterly Report to Stockholders which is attached as an Exhibit to this quarterly report.

     5. For purposes of the Statement of Cash Flows, FirsTier defines "Cash and due from banks" and "Federal funds sold and securities purchased under resale agreements" as its cash and cash equivalents. FirsTier paid $59.12 million and $45.45 million in interest on deposits and other borrowings, and $10.12 million and $10.89 million for income taxes for the six months ended June 30, 1995 and 1994, respectively.

                           FIRSTIER FINANCIAL, INC.

PART I. FINANCIAL INFORMATION

Item 1. Notes To Consolidated Financial Statements (continued)
- --------------------------------------------------

     6. Effective January 1, 1995, FirsTier adopted SFAS Number 114, "Accounting by Creditors for Impairment of a Loan" and SFAS Number 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures." These Statements, effective for fiscal years beginning after December 15, 1994, address the accounting for a loan when it is probable that all principal and interest amounts due will not be collected in accordance with its contractual terms. FirsTier generally identifies nonaccrual loans as "impaired loans." Certain loans, such as loans carried at the lower of cost or market or smaller balance homogeneous loans (e.g., credit card, installment loans) are exempt from SFAS Number 114 and 118 provisions.

        FirsTier continually identifies impaired loans and measures quarterly the extent to which such loans are impaired. Loans having a significant recorded investment are measured on an individual basis while loans not having a significant recorded investment are grouped and measured on a pool basis. Generally, FirsTier's "impaired loans" are measured based on the loans' observable market price, the fair value of the collateral (if the loan is collateral dependent) less estimated costs to sell, or the present value of expected future cash flows discounted at the loans' effective interest rate, if the cash flows can be reasonably projected.

        As of June 30, 1995, the recorded investment in loans considered impaired under SFAS Number 114 was $7.8 million, with a related allowance for credit losses of $2.1 million.

        FirsTier retained its prior method of recognizing interest and applying cash payments received with respect to impaired loans. The average recorded investment in impaired loans for the quarter ended June 30, 1995, was approximately $8.6 million. During the first six months of 1995, FirsTier recognized interest income of $56,000 associated with impaired loans.

                           FIRSTIER FINANCIAL, INC.

PART I. FINANCIAL INFORMATION

Item 1. Notes To Consolidated Financial Statements (continued)
- --------------------------------------------------

     7. On August 7, 1995, FirsTier and First Bank System announced First Bank System's intention to acquire FirsTier. Under terms of the agreement, FirsTier shareholders will receive .8829 shares of First Bank System stock for each FirsTier share held. Pending regulatory and shareholder approval, the transaction is expected to be consummated in the first quarter of 1996.

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION


     The following Unaudited Pro Forma Combined Balance Sheet as of June 30, 1995 combines the historical consolidated balance sheets of FBS and FirsTier Financial, Inc. ("FFI") as if the FFI merger had been effective on June 30, 1995, after giving effect to certain adjustments described in the attached Notes to Unaudited Pro Forma Combined Financial Statements. The Unaudited Pro Forma Combined Statements of Income for the six months ended June 30, 1995 and the year ended December 31, 1994 present the combined results of operations of FBS and FFI as if the FFI merger had been effective at the beginning of each period, after giving effect to certain adjustments described in the attached Notes to Unaudited Pro Forma Combined Financial Statements.

     The unaudited pro forma combined financial statements and accompanying notes reflect the application of the purchase method of accounting for the FFI acquisition. Under this method of accounting, the purchase price will be allocated to assets acquired and liabilities assumed based on their estimated fair values at the closing of the transaction. The amount of the purchase accounting adjustments included in these unaudited pro forma combined financial statements are preliminary estimates. The actual amount of the adjustments will be based on information available at the closing of the transaction and could be different from the estimates.

     The unaudited pro forma combined financial statements do not include the financial position or operating results of Midwestern Services, Inc. or Southwest Holdings, Inc. Together, the two companies have total assets of $436 million at June 30, 1995, and are not material to FBS.

     The pro forma combined financial information presented is included for informational purposes only and is not necessarily indicative of the results of the future operations of the combined entity or the actual results that would have been achieved had the FFI merger been consummated prior to the periods indicated.


                                     INDEX

                                                                      Page
                                                                      ----
Unaudited Pro Forma Combined Balance Sheet at June 30, 1995.......... F-39
Unaudited Pro Forma Combined Statements of Income:
     Six Months Ended June 30, 1995 ................................. F-40
     Year ended December 31, 1994 ................................... F-41
Notes to Unaudited Pro Forma Combined Financial Statements .......... F-42

                  FIRST BANK SYSTEM, INC.
         UNAUDITED PRO FORMA COMBINED BALANCE SHEET
          ACQUISITION of FIRSTIER FINANCIAL, INC.
                       JUNE 30, 1995



                                                                   FBS                      Purchase     Pro Forma
(In Millions, Except Shares)                                   Consolidated   FirsTier     Adjustments   Combined
- ------------------------------------------------------------   ------------   --------     -----------   ---------
ASSETS
Cash and due from banks                                          $ 1,772       $  237                     $ 2,009
Federal funds sold                                                    47           34                          81
Securities purchased under agreements to resell                      380           48                         428
Trading account securities                                           202            1                         203
Available-for-sale securities                                      3,426          233        $ 744          4,403
Held-to-maturity securities                                                       744         (744)             0
Loans                                                             25,699        2,198                      27,897
   Less allowance for credit losses                                  467           53                         520
                                                                 -------       ------        -----        -------
   Net loans                                                      25,232        2,145                      27,377
Bank premises and equipment                                          438           50                         488
Interest receivable                                                  192           32                         224
Customers' liability on acceptances                                  165            1                         166
Other assets                                                       1,602           55          349          2,006
                                                                 -------       ------        -----        -------
      Total assets                                               $33,456       $3,580        $ 349        $37,385
                                                                 =======       ======        =====        =======

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
   Noninterest-bearing                                           $ 5,749       $  473                     $ 6,222
   Interest-bearing                                               17,100        2,333                      19,433
                                                                 -------       ------        -----        -------
      Total deposits                                              22,849        2,806                      25,655
Federal funds purchased                                            1,539           64                       1,603
Securities sold under agreements to repurchase                       380          120        $ 357            857
Other short-term funds borrowed                                    2,306            6                       2,312
Long-term debt                                                     2,572          165                       2,737
Acceptances outstanding                                              165            1                         166
Other liabilities                                                    828           53                         881
                                                                 -------       ------        -----        -------
      Total liabilities                                           30,639        3,215          357         34,211
Shareholders' equity:
   Preferred stock                                                   106                                      106
   Common stock                                                      169           94          (73)           190
   Capital surplus                                                   898            6          687          1,591
   Retained earnings                                               1,746          273         (273)         1,746
   Unrealized (loss) gain on securities, net of tax                  (11)           3           (3)           (11)

   Less cost of common stock in treasury                             (91)         (11)        (346)          (448)
                                                                 -------       ------        -----        -------
      Total shareholders' equity                                   2,817          365           (8)         3,174
                                                                 -------       ------        -----        -------
      Total liabilities and shareholders' equity                 $33,456       $3,580        $ 349        $37,385
                                                                 =======       ======        =====        =======


        See Notes to Unaudited Pro Forma Combined Financial Statements

               FIRST BANK SYSTEM, INC.
       ACQUISITION OF FIRSTIER FINANCIAL, INC.
  UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
       FOR THE SIX MONTHS ENDED JUNE 30, 1995

                                                                FBS           FirsTier     Purchase         Pro Forma
(In Millions, Except Per-Share Data)                        Consolidated    Consolidated  Adjustments       Combined
- -------------------------------------------------------     ------------    ------------  -----------      -----------
INTEREST INCOME
Loans                                                          $1,119.2        $ 94.7                         $1,213.9
Securities:                                                                                                        0.0
   Taxable                                                        122.6          19.4                            142.0
   Exempt from federal income taxes                                 5.6          11.8                             17.4
Other interest income                                              18.1           3.5                             21.6
                                                            -----------        ------        ------        -----------
          Total interest income                                 1,265.5         129.4                          1,394.9
INTEREST EXPENSE
Deposits                                                          365.2          50.8                            416.0
Federal funds purchased and repurchase agreements                  62.8           5.9         $10.5               79.2
Other short-term funds borrowed                                    29.4           0.3                             29.7
Long-term debt                                                     85.3           5.0                             90.3
                                                            -----------        ------        ------        -----------
          Total interest expense                                  542.7          62.0          10.5              615.2
                                                            -----------        ------        ------        -----------
Net interest income                                               722.8          67.4         (10.5)             779.7
Provision for credit losses                                        53.0           0.5                             53.5
                                                            -----------        ------        ------        -----------
Net interest income after provision for credit losses             669.8          66.9         (10.5)             726.2

NONINTEREST INCOME
Credit card fees                                                  108.3           4.6                            112.9
Trust fees                                                         84.7           8.4                             93.1
Service charges on deposit accounts                                62.4           8.4                             70.8
Insurance commissions                                              13.3           0.8                             14.1
Other                                                             100.6           5.6                            106.2
                                                            -----------        ------        ------        -----------
          Total noninterest income                                369.3          27.8                            397.1

NONINTEREST EXPENSE
Salaries                                                          221.9          22.2                            244.1
Employee Benefits                                                  53.9           5.3                             59.2
Net occupancy                                                      50.0           3.6                             53.6
Furniture and equipment                                            48.3           3.6                             51.9
Amortization of goodwill and other intangible assets               28.3           0.9           8.8               38.0
FDIC insurance                                                     27.4           3.1                             30.5
Advertising                                                        15.5           2.1                             17.6
Other personnel costs                                              17.4           0.7                             18.1
Professional services                                              17.1           1.0                             18.1
Data processing                                                     8.7           2.6                             11.3
Other                                                             119.0          12.1                            131.1
                                                            -----------        ------        ------        -----------
          Total noninterest expense                               607.5          57.2           8.8              673.5
                                                            -----------        ------        ------        -----------
Income before income taxes                                        431.6          37.5         (19.3)             449.8
Applicable income taxes                                           159.9           9.9          (3.9)             165.9
                                                            -----------        ------        ------        -----------
Net income                                                     $  271.7        $ 27.6        ($15.4)          $  283.9
                                                            ===========        ======        ======        ===========
Net income applicable to common equity                         $  267.9                                       $  280.1
                                                            ===========                                    ===========

EARNINGS PER COMMON SHARE
Average common and common equivalent shares                 135,718,099                                    144,004,829
Net income                                                     $   1.97                                       $   1.94
                                                            ===========                                    ===========

        See Notes to Unaudited Pro Forma Combined Financial Statements

               FIRST BANK SYSTEM, INC.
       ACQUISITION OF FIRSTIER FINANCIAL, INC.
  UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
        FOR THE YEAR ENDED DECEMBER 31, 1994

                                                                FBS           FirsTier     Purchase         Pro Forma
(In Millions, Except Per-Share Data)                        Consolidated    Consolidated  Adjustments       Combined
- -------------------------------------------------------     ------------    ------------  -----------      -----------
INTEREST INCOME
Loans                                                          $1,914.7        $161.9                         $2,076.6
Securities:                                                                                                        0.0
   Taxable                                                        327.9          44.3                            372.2
   Exempt from federal income taxes                                12.0          20.5                             32.5
Other interest income                                              33.5           4.8                             38.3
                                                            -----------        ------        ------        -----------
          Total interest income                                 2,288.1         231.5                          2,519.6

INTEREST EXPENSE
Deposits                                                          597.3          82.1                            679.4
Federal funds purchased and repurchase agreements                 103.1           7.9         $21.0              132.0
Other short-term funds borrowed                                    36.4           1.4                             37.8
Long-term debt                                                    131.9           5.7                            137.6
                                                            -----------        ------        ------        -----------
          Total interest expense                                  868.7          97.1          21.0              986.8
                                                            -----------        ------        ------        -----------
Net interest income                                             1,419.4         134.4         (21.0)           1,532.8
Provision for credit losses                                       123.6          (0.2)                           123.4
                                                            -----------        ------        ------        -----------
Net interest income after provision for credit losses           1,295.8         134.6         (21.0)           1,409.4

NONINTEREST INCOME
Credit card fees                                                  179.0           9.6                            188.6
Trust fees                                                        159.2          16.1                            175.3
Service charges on deposit accounts                               127.3          15.6                            142.9
Insurance commissions                                              29.2           1.8                             31.0
Securities losses                                                (115.0)         (3.7)                          (118.7)
Other                                                             179.2          12.6                            191.8
                                                            -----------        ------        ------        -----------
          Total noninterest income                                558.9          52.0                            610.9

NONINTEREST EXPENSE
Salaries                                                          450.7          44.0                            494.7
Employee benefits                                                 105.7           8.8                            114.5
Net occupancy                                                     103.8           8.3                            112.1
Furniture and equipment                                            88.3           8.5                             96.8
Amortization of goodwill and other intangible assets               50.4           1.7          17.5               69.6
FDIC insurance                                                     58.4           5.9                             64.3
Advertising                                                        35.5           4.7                             40.2
Other personnel costs                                              35.7           1.1                             36.8
Professional services                                              38.5           2.4                             40.9
Data processing                                                    20.3           5.5                             25.8
Merger and integration                                            122.7           0.0                            122.7
Other                                                             239.4          27.2                            266.6
                                                            -----------        ------        ------        -----------
          Total noninterest expense                             1,349.4         118.1          17.5            1,485.0
                                                            -----------        ------        ------        -----------
Income from continuing operations before income taxes             505.3          68.5         (38.5)             535.3
Applicable income taxes                                           191.8          17.6          (8.0)             201.4
                                                            -----------        ------        ------        -----------
Income from continuing operations                              $  313.5         $50.9        ($30.5)          $  333.9
                                                            ===========        ======        ======        ===========
Income from continuing operations applicable
  to common equity                                             $  300.9                                       $  321.3
                                                            ===========                                    ===========

EARNINGS PER COMMON SHARE
Average common and common equivalent shares                 136,274,991                                    144,561,721
Income from continuing operations                              $   2.21                                       $   2.22
                                                            ===========                                    ===========

        See Notes to Unaudited Pro Forma Combined Financial Statements

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS


NOTE A:   BASIS OF PRESENTATION

     On August 6, 1995, FBS signed a definitive purchase agreement to acquire FFI, a regional financial services holding company based in Omaha, Nebraska. As of June 30, 1995, FFI had approximately $3.6 billion in assets, $2.8 billion in deposits and operated 63 offices in Nebraska and Iowa. The agreement calls for the exchange of .8829 shares of FBS common stock for each common share of FFI, resulting in a per share price of $38 at the date of the announcement of the transaction. The value of the FBS common stock to be issued in connection with the merger is approximately $714 million at the date of the announcement of the transaction.

     The merger with FFI will be accounted for by FBS under the purchase method of accounting in accordance with APB No. 16 and, accordingly, this method has been applied in the unaudited pro forma combined financial statements. Under this method of accounting, the purchase price will be allocated to assets acquired and liabilities assumed based on their estimated fair value at the closing of the transaction. The historical cost of FFI's assets and liabilities approximates fair value, making mark-to-market adjustments immaterial. Accordingly, the historical cost of FFI's assets and liabilities have been combined with the historical consolidated balance sheet of FBS. Certain adjustments, primarily to accrue for costs related to the FFI merger, expected to be incurred within one year of the closing, are not material and have not been reflected in the unaudited pro forma combined financial statements. Purchase accounting adjustments and merger-related costs may change as additional information becomes available.

     The Unaudited Pro Forma Combined Balance Sheet is based on the unaudited consolidated balance sheets of FBS and FFI as of June 30, 1995. The unaudited Pro Forma Combined Statements of Income are based primarily on the unaudited consolidated statements of income of FBS and FFI for the six months ended June 30, 1995 and the audited consolidated statements of income of FBS and FFI for the year ended December 31, 1994.

     The unaudited pro forma combined financial statements do not include the financial position or operating results of Midwestern Services, Inc. or Southwest Holdings, Inc. Together, the two companies have total assets of $436 million at June 30, 1995, and are not material to FBS.

     Management of FBS estimates that as a result of the effects of purchase accounting in the FFI merger, the combined company's results of operations will reflect goodwill and other intangible asset amortization of approximately $17.5 million for the fiscal year subsequent to the FFI merger.

     FBS expects to achieve operating cost savings primarily through reductions in staff, the consolidation and elimination of certain duplicate or excess office facilities, and the consolidation of certain data processing and other back office operations. The operating cost savings are expected to be achieved in various amounts at various times during the year subsequent to the closing and not ratably over, or at the beginning or end of, such periods. No adjustment has been included in the unaudited pro forma combined financial statements for the anticipated operating cost savings.

     Certain amounts in the historical financial statements of FFI have been reclassified in the Unaudited Pro Forma Combined Financial Statements to conform to FBS's historical financial statement presentation.

     The FBS results of operations for the year ended December 31, 1994 include merger-related charges of $122.7 million ($87.9 million after tax), associated with the merger of Metropolitan Financial Corporation ("MFC") and a $111.2 million loss ($69.0 million after tax) on the sale of MFC's securities.

NOTE B:   OTHER ASSETS

     As explained in Note A, purchase accounting adjustments may change as additional information becomes available. When the ultimate allocation of the purchase price for FFI is made, remaining intangible assets will be recorded. Based on current estimates, the amount of intangible assets is $349 million, calculated as the purchase price of $714 million less FFI's June 30, 1995 common equity of $365 million.

     Amortization expense relating to the FFI merger has been included in the unaudited Pro Forma Combined Statements of Income for the six months ended June 30, 1995 and the year ended December 31, 1994. Amortization expense was calculated based on the intangible asset balance using the straight-line method over an average estimated period of benefit of 20 years which is comprised of 25 years for goodwill and 10 years for other intangible assets. The final allocation of intangible assets between goodwill and other intangible assets, as well as the methods of amortization, has not been determined. Subsequent changes to the purchase adjustments, as well as the final allocation of the intangible assets between goodwill and other intangible assets will result in an adjustment to goodwill, which will have a corresponding impact on amortization expense. Accordingly, pro forma combined income for the six month period ended June 30, 1995, and the year ended December 31, 1994, would also change, as well as the related pro forma combined earnings per share amounts.

NOTE C:   STOCKHOLDERS' EQUITY

     As explained in Note A, FBS will issue .8829 shares of FBS common stock at an estimated market value of $714 million for FFI. These shares will consist of treasury stock to the extent available, with the remaining shares to be new issuances of FBS common stock. FBS common stock in the unaudited Pro Forma Combined Balance Sheet has been increased by the par value of the FBS stock to be issued and capital surplus has been increased by $693 million, the difference between the market value and the par value of the FBS common stock to be issued. As part of the purchase accounting adjustments, retained earnings of FFI have been eliminated. All equity adjustments in the Unaudited Pro Forma Combined Balance Sheet are net of the elimination of FFI's equity accounts.

     FBS has announced its intention to repurchase common shares equal to approximately one-half of the number of shares to be issued in connection with the FFI acquisition. Accordingly, treasury stock has been increased by $357 million as it is anticipated the cost of these shares will approximate the cost of shares issued for the FFI acquisition.

NOTE D:  INCOME TAX PROVISIONS

     The income tax provision for adjustments related to the FFI acquisition reflected in the Unaudited Pro Forma Combined Statements of Income have been computed at FBS's effective combined federal and state marginal tax rate.

                                   SIGNATURE



Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                       FIRST BANK SYSTEM, INC.



                                       By   /s/ David J. Parrin
                                            -------------------
                                            David J. Parrin
                                            Senior Vice President & Controller



DATE:  August 29, 1995